UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Montpelier Re Holdings Ltd.
(Name of Registrant as Specified In Its Charter)

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MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

NOTICE OF 2011 ANNUAL GENERAL MEETING OF MEMBERS (herein referred to as “Shareholders”)

To Be Held on May 18, 2011 at 10:30 a.m. Atlantic Daylight Time

To Our Shareholders:

The 2011 Annual General Meeting of Shareholders (the “2011 Annual Meeting”) of Montpelier Re Holdings Ltd. (the “Company”) will be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 18, 2011, at 10:30 a.m. Atlantic Daylight Time.  At this meeting you will be asked to consider and vote on the following proposals:

1)	To fix the number of directors of the Company at twelve and to elect four Class C directors to the Company’s Board of Directors (the “Board”) for a term ending in 2014,

2)

To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2011 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration,

3)	To hold an advisory vote to approve executive compensation, and

4)	To hold an advisory vote on the frequency of an advisory vote to approve executive compensation.

In addition, we will consider any other business as may properly come before the 2011 Annual Meeting and any adjournments thereof.

The Company’s audited financial statements as of and for the year ended December 31, 2010, as approved by the Board, will be presented at the 2011 Annual Meeting, pursuant to the provisions of the Bermuda Companies Act 1981 and the Company’s Bye Laws.

The close of business on March 25, 2011 has been fixed as the record date for determining the Shareholders entitled to notice of and to vote at the 2011 Annual Meeting or any adjournments thereof. For a period of at least ten days prior to the 2011 Annual Meeting, a complete list of Shareholders entitled to vote at the 2011 Annual Meeting will be open for examination by any Shareholder during ordinary business hours at the offices of the Company at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.  This Proxy Statement, the Notice of the 2011 Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about April 8, 2011.

The Company’s Proxy Statement and 2010 Annual Report are also available at https://materials.proxyvote.com/G62185.

Shareholders are urged to complete, date, sign and return the enclosed proxy card to Montpelier Re Holdings Ltd. in the accompanying envelope, which does not require postage if mailed in the United States. Signing and returning a proxy card will not prohibit you from attending the 2011 Annual Meeting. Please note that the person designated as your proxy need not be a Shareholder. Persons who hold their shares in a brokerage account or through a nominee will likely have the added flexibility of directing the voting of their shares by telephone or over the internet.

By Order of the Board,

Jonathan B. Kim
Secretary

Pembroke, Bermuda
March 25, 2011

The Company  was incorporated as an exempted Bermuda limited liability company under the laws of Bermuda in November 2001. Through its subsidiaries in Bermuda, the United States (the “U.S.”), the United Kingdom (the “U.K.”) and Switzerland, the Company provides customized and innovative insurance and reinsurance solutions to the global market.

Montpelier Reinsurance Ltd. (“Montpelier Re”), our wholly-owned operating subsidiary based in Pembroke, Bermuda, is registered as a Bermuda Class 4 insurer. Montpelier Re seeks to identify and underwrite attractive insurance and reinsurance opportunities by combining underwriting experience with proprietary risk pricing and capital allocation models and catastrophe modeling tools.

Montpelier Syndicate 5151 (“Syndicate 5151”), our  wholly-owned Lloyd’s of London syndicate based in London, underwrites property insurance and reinsurance, engineering, marine  hull and liability, cargo and specie risks as well as specialty casualty classes sourced mainly from the London, U.S. and European markets. Montpelier Capital Limited, our wholly-owned subsidiary based in London, serves as Syndicate 5151’s sole corporate member.  Montpelier Underwriting Agencies Limited (“MUAL”), our wholly-owned Lloyd’s Managing Agent based in London, manages Syndicate 5151. Montpelier Underwriting Services Limited (“MUSL”), our wholly-owned subsidiary based in London, provides support services to Syndicate 5151 and MUAL.

Montpelier Underwriting Inc. (“MUI”), Montpelier Europa AG (“MEAG”) and Paladin Underwriting Agency Limited (“PUAL”), our wholly-owned Lloyd’s Coverholders, are authorized to enter into contracts of insurance and reinsurance and/or issue documentation on behalf of Syndicate 5151. MUI, based in Hartford, Connecticut, underwrites reinsurance business on behalf of Syndicate 5151 through managing general agents and intermediaries. MEAG, based in Baar, Canton Zug, Switzerland, focuses on marketing activities in Continental Europe and the Middle East on behalf of Syndicate 5151 and Montpelier Re. PUAL, based in London, underwrites business on behalf of both Syndicate 5151 and third parties.

Montpelier U.S. Insurance Company (“MUSIC”), our wholly-owned admitted insurer based in Scottsdale, Arizona, is authorized as an excess and surplus lines insurer in 48 states and the District of Columbia.  MUSIC  underwrites smaller commercial property and casualty risks that do not conform to standard insurance lines.

Montpelier Technical Resources Ltd. (“MTR”), our wholly-owned subsidiary based in Woburn, Massachusetts and Hanover, New Hampshire, provides accounting, finance, legal, risk management, information technology, internal audit, human resources and advisory services to the Company and many of its subsidiaries.

MONTPELIER RE HOLDINGS LTD.

Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda

PROXY STATEMENT

2011 Annual General Meeting of Shareholders

May 18, 2011

General Information

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board to be voted at the 2011 Annual Meeting to be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 18, 2011 at 10:30 a.m. Atlantic Daylight Time, or any postponement or adjournment thereof. This Proxy Statement, the Notice of 2011 Annual General Meeting of Shareholders and the accompanying form of proxy are being first mailed to Shareholders on or about April 8, 2011.

As of March 25, 2011, the record date for the determination of persons entitled to receive notice of, and to vote at, the 2011 Annual Meeting, there were 62,347,071 common shares of the Company, par value U.S. 1/6 cent per share (“Common Shares”), outstanding.  Common Shares are our only class of equity securities outstanding and entitled to vote at the 2011 Annual Meeting.  Common Shares are quoted on the New York Stock Exchange, Inc. (the “NYSE”) under the symbol “MRH” and the Bermuda Stock Exchange under the symbol “MRH BH”.

Holders of Common Shares are entitled to one vote on each matter to be voted upon by the Shareholders at the 2011 Annual Meeting for each Common Share held. Pursuant to Bye-Law  51 of our Bye-Laws, if, and so long as, the “controlled shares” (as defined below) of any person would otherwise represent more than 9.5% of the voting power of all of the Common Shares entitled to vote at an election of directors, then the votes conferred by the controlled shares owned by such person shall be reduced by whatever amount is necessary so that after any such reduction such votes shall constitute no more than 9.5% of the total voting power of all the Common Shares entitled to vote at any election of directors as set forth in our Bye-Laws. In addition, our Board may adjust a Shareholder’s voting rights to the extent that it reasonably determines in good faith that it is necessary to do so to avoid adverse U.S. tax consequences or materially adverse legal or regulatory treatment to the Company or any subsidiary of the Company or to any Shareholder or affiliate controlled by such Shareholder. “Controlled shares” shall include, among other things, all Common Shares that a person is deemed to beneficially own directly, indirectly or constructively (within the meaning of Section 958 of the U.S. Internal Revenue Code).

In order to determine the number of controlled shares owned by each Shareholder, we are authorized to require any Shareholder to provide information as to that Shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the Shareholder’s Common Shares, relationships with other Shareholders or any other facts the directors may deem relevant to a determination of the number of Common Shares attributable to any person. We may, in our reasonable discretion, disregard the votes attached to Common Shares of any holder failing to respond to such a request or submitting incomplete or inaccurate information.

The presence of two or more persons present in person and representing in person or by proxy in excess of 50% of the total combined voting power (that is, the number of maximum possible votes entitled to attend and vote at a general meeting, after giving effect to Bye-law 51) of all of the issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business at the 2011 Annual Meeting.

At the 2011 Annual Meeting, Shareholders will also receive the report of our independent registered public accounting firm and may be asked to consider and take action with respect to such other matters as may properly come before the 2011 Annual Meeting.

Each of the Shareholder proposals presented herein will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the 2011 Annual Meeting, subject to Bye-law 51, provided a quorum is present.  The Company intends to conduct all voting at the 2011 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-Laws.   While the advisory votes on Proposals 3 and 4, “An Advisory Vote to Approve Executive Compensation” and “An Advisory Vote on The Frequency of an Advisory Vote to Approve Executive Compensation,” respectively, will not be binding upon the Company, the Board will consider the outcome of these votes when considering executive compensation and in determining the frequency of future advisory votes on executive compensation.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 18, 2011.  The Proxy Statement and the 2010 Annual Report are available at https://materials.proxyvote.com/G62185.

About the 2011 Annual Meeting

Where and when will the 2011 Annual Meeting be held?

The 2011 Annual Meeting will be held at the Company’s Principal Executive Offices at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda on May 18, 2011 at 10:30 a.m. Atlantic Daylight Time.

What will I be voting on?

At this meeting you will be asked to consider and vote on the following proposals:

1)	To fix the number of directors of the Company at twelve and to elect four Class C directors to the Board for a term ending in 2014,

2)

To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2011 and to authorize the Board, acting by the Company’s Audit Committee, to set their remuneration,

3)	To hold an advisory vote to approve executive compensation, and

4)	To hold an advisory vote on the frequency of an advisory vote to approve executive compensation.

In addition, we will consider any other business as may properly come before the 2011 Annual Meeting and any adjournments thereof.

How do I vote my shares?

You can vote either in person at the 2011 Annual Meeting or by proxy whether or not you can attend the 2011 Annual Meeting.

To vote by proxy, you must either:

•     complete the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•     vote by telephone (instructions are on the proxy card), or

•     vote by Internet (instructions are on the proxy card).

Can I change my vote?

Yes.  Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company, at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2011 Annual Meeting.

What if I don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendations.

How many votes are required to elect Directors and to adopt the proposals?

Each of the Shareholder proposals presented herein will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares voted at the 2011 Annual Meeting, subject to Bye-law 51, provided a quorum is present.  The Company intends to conduct all voting at the 2011 Annual Meeting by poll to be requested by the Chairman of the meeting, in accordance with the Company’s Bye-Laws.   While the advisory votes on Proposals 3 and 4, “An Advisory Vote to Approve Executive Compensation” and “An Advisory Vote on The Frequency of an Advisory Vote to Approve Executive Compensation,” respectively, will not be binding upon the Company, the Board will consider the outcome of these votes when considering executive compensation and in determining the frequency of future advisory votes on executive compensation.

Could other matters be decided at the 2011 Annual Meeting?

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2011 Annual General Meeting of Shareholders and this Proxy Statement.  If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.

How can I access proxy materials and the 2010 Annual Report electronically?

The Proxy Statement and the 2010 Annual Report are available at https://materials.proxyvote.com/G62185.

Solicitation and Revocation

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD.

Such persons designated as proxies serve as officers of the Company. Any Shareholder desiring to appoint another person to represent him or her at the 2011 Annual Meeting may do so either by inserting such person’s name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated herein before the time of the 2011 Annual Meeting. It is the responsibility of the Shareholder appointing such other person to represent him or her as proxy to inform such person of this appointment.

All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in a properly executed proxy, it will be voted in accordance with the Board’s recommendations as set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2011 Annual Meeting. If a Shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the Common Shares in respect of which he or she is appointed proxyholder in accordance with the directions of the Shareholder appointing him or her. Any Shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company, at Montpelier House, 94 Pitts Bay Road, Pembroke HM08, Bermuda, a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the 2011 Annual Meeting. Attendance at the 2011 Annual Meeting by a Shareholder who has executed and delivered a proxy to us shall not constitute a revocation of such proxy.

Member brokerage firms of the NYSE that hold Common Shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions, vote in their discretion upon the proposal to appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2011 and to authorize the Company’s Board, acting by the Company’s Audit Committee, to set their remuneration. The election of directors,  the advisory vote to approve executive compensation and the advisory vote on the frequency of an advisory vote to approve executive compensation are considered to be non-routine matters on which a broker will not have discretionary authority to vote if no instructions are given by the beneficial owner of the Common Shares. Broker non-votes occur when Common Shares held for a beneficial owner are not voted.  If a Shareholder abstains from voting, or if a Shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast “For” or “Against” the proposal, but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present.

We will bear the cost of solicitation of proxies. We have engaged the firm of Georgeson Shareholder Communications Inc. to assist us in the solicitation of proxies for a fee of $7,750, plus the reimbursement of reasonable out-of-pocket expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, by internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the 2011 Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

PROPOSAL 1

APPROVAL OF A TWELVE MEMBER BOARD AND ELECTION OF DIRECTORS

Our Bye-Laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three-year term, except in the case of a director appointed to fill a casual vacancy.  Currently, our full board consists of twelve directors.

At the 2011 Annual Meeting, Shareholders are requested to elect four nominees to Class C for a term ending in 2014.

Messrs. Dwyer, Heller, Winchester and Harris have been nominated for election as directors at the 2011 Annual Meeting by the Chairman of the Board.  If elected, each of Messrs. Dwyer, Heller, Winchester and Harris will serve for a three-year term expiring at the Company’s 2014 Annual General Meeting of Shareholders or until their respective successors are elected and qualified.  In the event that Shareholders fail to elect each of the director nominees, the number of nominees elected plus the number of directors previously elected shall be deemed to be the number of directors so fixed.

THE BOARD RECOMMENDS VOTING “FOR” PROPOSAL 1 WHICH CALLS FOR THE APPROVAL OF A TWELVE MEMBER BOARD AND ELECTION OF THE DIRECTOR NOMINEES.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Director Nominees

The current members and nominees of the Board and terms of each class are set forth below:

			Director
Name	Age	Position	Since

Class A - term ending 2012
Anthony Taylor	65	Chairman	2001
Candace L. Straight	63	Director	2006
John D. Collins	72	Director	2007
John G. Bruton	63	Director	2010

Class B - term ending 2013
John F. Shettle, Jr.	56	Lead Director	2004
Morgan W. Davis	60	Director	2006
Thomas G.S. Busher	55	Deputy Chairman, COO and EVP	2007
Heinrich Burgi	61	Director	2010

Class C – term ending 2011
Clement S. Dwyer, Jr. *	62	Director	2006
J. Roderick Heller III *	73	Director	2007
Ian M. Winchester *	64	Director	2007
Christopher L. Harris *	41	Director, President and CEO	2008

*  Nominated for election at the 2011 Annual Meeting for a term ending in 2014.

Each of the director nominees for election at the 2011 Annual Meeting have been nominated by the Compensation and Nominating Committee (the “Compensation Committee”) and were previously elected by Shareholders.

The following information presents the principal occupation, business experience, and recent business activities involving the Company and other affiliations of the directors and nominees.

Class A Directors, term expiring in 2012:

Anthony Taylor.  Mr. Taylor currently serves as our Chairman, a post to which he was originally appointed in February 2004.  He has also served as the Company’s President from January 2002 to December 2007, Chief Executive Officer (“CEO”) from January 2002 to June 30, 2008, Executive Chairman from July 1, 2008, to December 31, 2009, and Chairman, in a non-executive capacity, since January 1, 2010.  From 1983 to 1998, Mr. Taylor was associated with Lloyd’s Syndicate Number 51 “A Taylor & Others,” which was initially managed by Willis Faber Agencies, and was later managed by Wellington Underwriting Agencies Limited (“Wellington Agencies”) following a management buyout by Wellington Agencies of which Mr. Taylor was a founding director.  From 1999 to 2001, Mr. Taylor was Chairman of Wellington Underwriting Inc., as well as Underwriting Director of Wellington Agencies.  During 2001, Mr. Taylor was Chairman of Wellington Agencies and Deputy Chairman of Wellington Underwriting plc (“Wellington Underwriting”).  Prior to 1999, Mr. Taylor served as the Active Underwriter of Lloyd’s Syndicate Number 51.  Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd’s market.   He also serves as a director of Hardy Underwriting Bermuda Limited.  Mr. Taylor is Chairman of the following wholly-owned subsidiaries, Montpelier Re, Montpelier Re U.S. Holdings Ltd. (“MRUSHL”), MUI, MUSIC, and MUSL, and serves as a director of MTR.  He has more than forty years of experience in the global insurance and reinsurance industries and is an experienced public company executive and director.

Candace L. Straight. Ms. Straight is currently a self-employed investment banking consultant specializing in the insurance industry.  From 1998 to 2003, she was as an Advisory Director of Securitas Capital, LLC (“Securitas”), a global private equity investment firm specializing in insurance and financial services related industries.    She is currently a director of Neuberger Berman Mutual Funds and is a current or former member or trustee of numerous non-profit boards and commissions.  Throughout her career she has worked for numerous corporations, including Merck & Co. Inc. and Bankers Trust Company.  From1987 to 1996, Ms. Straight was a principal of Head & Company LLC, a merchant banking firm specializing in the insurance industry. Head & Company LLC acquired numerous companies, including Integon Corporation, Sphere Drake, and Marketing One. Ms. Straight was president of Integon Corporation from 1990 to 1992 and served as a director until 1995.  She also served as a director of Integon Life, Marketing One and Drake Holdings.  Ms. Straight has extensive experience in the areas of capital and investment management, capital markets and strategic planning.

John D. Collins.  Mr. Collins is currently a director of Mrs. Fields’ Original Cookies, Inc. and Suburban Propane Partners, L.P. and is a trustee of eight investment companies in the Columbia Atlantic Mutual Funds Group.  He is also a member of the board of his alma mater, LeMoyne College in Syracuse, New York.  In 1999, he retired from his role as a senior audit partner with KPMG LLP (“KPMG”) in New York City.  Since then he has been a consultant to KPMG and subsequently to a number of other companies.  During his career, Mr. Collins served a five-year term as the U.S. representative on the International Auditing Procedures Committee, which developed auditing standards for use worldwide. Mr. Collins has extensive knowledge and understanding of generally accepted accounting principles and auditing standards.  With his strong financial and accounting background, Mr. Collins serves as our Audit Committee Chair and meets the U.S. Securities and Exchange Commission (the “SEC”) definition of an audit committee financial expert.

John G. Bruton.  Mr. Bruton has served as Prime Minister (Taoiseach) of Ireland from 1994 to 1997, and previously as Minister for Finance, Minister for Industry and Energy and Minister for Industry and Trade.  He was also President of the Council of the European Union in 1996, member from 2001 to 2004 of the Presidency (Preasidium) of the Convention on the Future of Europe and Ambassador of the European Union to the United States from 2004 to 2009.  He is currently a member of the Board of Directors of the Ingersoll Rand Corporation and of the Centre for European Policy Studies.  He is also a Distinguished Fellow at the Centre for Transatlantic Studies at Johns Hopkins University.  He was chosen as a director nominee for his extensive understanding of institutional structures and policies, especially within the European Union and in terms of its relations with other regions, economies and markets.

Class B Directors, term expiring in 2013:

John F. Shettle, Jr. Mr. Shettle is an Operating Partner of Stone Point Capital, a private equity firm focused on the global financial services industry.  Prior to joining Stone Point, Mr. Shettle was a Senior Advisor and Operating Partner at Lightyear Capital, a private equity firm providing buyout and growth capital to companies in the financial services industry.  From August 2005 to November 2007, he was the President and CEO of the Victor O. Schinnerer Company, where he was responsible for running two of the largest underwriting management insurance organizations in North America, Victor O. Schinnerer & Company, Inc. and ENCON Group Inc.  Mr. Shettle has served as a Senior Managing Director of Securitas and was the CEO of AVEMCO Corporation and Tred Avon Capital Advisors, Inc.  Mr. Shettle is a director of Cunningham Lindsey Group Limited, Sharebridge Holdings, Inc. and Sagicor Financial Corporation.  Mr. Shettle has more than thirty years of experience in the global insurance industry and has extensive experience in underwriting, finance and strategic and operational management.

Morgan W. Davis.  Mr. Davis currently serves as a director of White Mountains Insurance Group, Ltd. (“White Mountains”) and as a director of two of its wholly-owned subsidiaries: Answer Financial Inc. and Esurance Holdings, Inc.  He also serves as a director of OneBeacon Insurance Group, Ltd. (“OneBeacon”), a specialty insurer and an affiliate of White Mountains, and was formerly Managing Director at OneBeacon from 2001 to 2005.  From 1994 to 2001, Mr. Davis served in various executive capacities at White Mountains. Prior to that, he was with Fireman’s Fund Insurance Company for seven years and INA/Cigna for ten years. In addition, Mr. Davis’s public service includes his role as a director on the Board of The African Development Foundation, an independent U.S. Federal agency established to support African-designed and African-driven solutions that address grassroots economic and social problems for marginalized populations. Mr. Davis has extensive insurance industry experience, specifically in the areas of underwriting and claims management, and is an experienced public company executive and director.

Thomas G.S. Busher.  Mr. Busher currently serves as the Company’s Deputy Chairman, and he is Chief Operating Officer (“COO”) and an Executive Vice President (“EVP”) of the Company.  Mr. Busher also serves as the Company’s Head of European Operations and as Chairman of MUAL. From 1985 to 2000, he was employed by Wellington Underwriting, where he served as Director and Group Secretary and as Director and Secretary of Wellington Agencies.  Mr. Busher also formerly served as Chairman of Lloyd’s Underwriting Agents Association and as a member of the Business Conduct Committee of Lloyd’s Regulatory Board and of Lloyd’s/FSA Liaison Committee. Mr. Busher is a Solicitor of the Supreme Court of England & Wales.  He has extensive strategic and operational as well compliance and regulatory management experience.

Heinrich Burgi.  Dr. Burgi  received his legal doctorate and barrister degree in Switzerland where he specialized in commercial and tax law.  A former airline pilot with Swissair, Dr. Burgi has over twenty-five years of experience in various line and senior management positions at leading reinsurers Winterthur Re (now Partner Re) and Swiss Re in Zurich and Hong Kong, where he served in various capacities from 1982 to 2005, including as Global Head of Aviation and Marine and Head of their Group Chief Underwriting Office in Asia. He has also served many years as president of the Swiss Aviation Pool and retired in 2005 as a member of Swiss Re’s senior management.  In 2006, Dr. Burgi was the co-founder and Chief Operating Officer/Chief Underwriting Officer of Asia Capital Re in Singapore and later co-founder of ACR ReTakaful in Bahrain and Kuala Lumpur. Dr. Burgi is a multi-lingual Swiss citizen with extensive experience in underwriting as well as in strategic and operational management.

Class C Directors and Director Nominees, term expiring in 2011:

Clement S. Dwyer, Jr.  Mr. Dwyer currently serves as President of URSA Advisors, Inc. (“URSA”), a company formed in 1997 to provide insurance and reinsurance advisory services.  Prior to forming URSA, Mr. Dwyer was President and CEO of Signet Star Holdings, Inc., a reinsurance subsidiary of W.R. Berkeley Corp.  From 1970 to 1996, Mr. Dwyer was with Guy Carpenter & Company, Inc. (“Guy Carpenter”), most recently as an Executive Vice President and Director.  He served as Head of Guy Carpenter’s North American Brokering Operations and was responsible for Property, Casualty, Ocean Marine, Life Health, Facultative and London Market Wholesale brokering.  Mr. Dwyer serves on the boards of RAM Holdings Ltd., Old American Insurance Investors and Dowling & Partners and is an advisor to Corporate Partners LP and The Beekman Group.  Mr. Dwyer is a Chartered Property & Casualty Underwriter and an ARIAS-US Certified Arbitrator.  Mr. Dwyer has extensive experience in the insurance industry, particularly in the areas of underwriting, brokerage, modelling, aggregate management and loss adjustment.

J. Roderick Heller III.  Mr. Heller is currently Chairman and CEO of Carnton Capital Associates, a private investment corporation in Washington, D.C. From 1986 to 1997, Mr. Heller served as Chairman and CEO of NHP Inc. (“NHP”) and various related organizations.  NHP, prior to its sale in 1997, was a public company which, collectively with NHP Partners, Inc., was the largest owner and operator of apartment properties in the U.S.  From 1971 to 1982, Mr. Heller was a partner in the law firm of Wilmer, Cutler & Pickering in Washington, D.C.  He served as Chairman of National Capital Revitalization Corporation, the economic development corporation of Washington, D.C., from 2001 until 2003, and is on the board of First Potomac Realty Trust and various private for-profit corporations.  Mr. Heller has extensive experience in the areas of legal and regulatory compliance, capital markets and investment management.

Ian M. Winchester.  Mr. Winchester is currently a Managing Partner and Chairman of the Investment Committee of BHC Winton Funds, L.P. investment funds which focus on providing capital to syndicates operating in the Lloyd’s of London market, and the Managing Director – Insurance for Brooks, Houghton & Co., a privately owned specialist investment banking and fund management firm founded in 1989.  From 1985 to 2006, he was with T&H Holdings, Inc., parent of Toplis and Harding, Inc., one of the oldest independent insurance outsourced services companies in North America specializing in claims adjusting work, where he served as Chairman, President and CEO and where he continues to serve as a non-executive director.  From 1970 to 1985, he was with Winchester Bowring, Ltd., a specialist reinsurance broker at Lloyd’s and a subsidiary of Marsh & McLennan, Inc., where he served as Managing Director from 1976 to 1985, and from 1964 to 1970 he was with Alexander Howden, Ltd., now a part of Aon Corporation, where he served as an Assistant Director from 1968 to 1970.  Mr. Winchester has also been an Underwriting Member of Lloyd’s since 1978.  He is a director of MRUSHL.  Mr. Winchester has over forty years of experience in the reinsurance industry, particularly in the areas of brokerage, loss adjusting, and strategic and operational management.

Christopher L. Harris.  Mr. Harris currently serves as President and CEO of the Company.  He was promoted to President on January 1, 2008 and became CEO on July 1, 2008.  He originally joined the Company in 2002 as Chief Actuary and Senior Vice President (“SVP”) and was later named Chief Risk Officer in 2005 and Chief Underwriting and Risk Officer in 2006.  Prior to joining the Company, from 2001 to 2002, Mr. Harris was employed by Allianz Risk Transfer, where he was Chief Actuary, North America.  Prior to his employment with Allianz, Mr. Harris ran the actuarial consulting practice for KPMG Bermuda from 1998 to 2001.  Mr. Harris is a Fellow of the Casualty Actuarial Society, a Chartered Property and Casualty Underwriter and a Chartered Financial Analyst. He has extensive experience in the global insurance and reinsurance industries, particularly in the areas of underwriting, actuarial, aggregate management and strategic and operational management.

Executive Officers

(as of March 25, 2011)

			Executive
			Officer
Name	Age	Principal Position	Since

Christopher L. Harris (1) (2)	41	President and CEO	2006

Michael S. Paquette (3)	47	CFO and EVP	2007

Thomas G.S. Busher (1) (4)	55	Deputy Chairman, COO and EVP	2001

William Pollett (5)	43	Treasurer and SVP	2007

Jonathan B. Kim (6)	45	General Counsel, Secretary and SVP	2004

(1)      See the biographies of Messrs. Harris and Busher under “Proposal 1 – Approval of a Twelve Member Board and Election of Directors.”

(2)      Mr. Harris also serves as Director, CEO and President of Montpelier Re.  He also serves as a director of MRUSHL, MUI, MUSIC, MUAL and MTR.

(3)      Mr. Paquette also serves as Finance Director of MUAL and President of MRUSHL and MTR.  He is a director of MRUSHL, MUAL and MUI and is Chairman of MTR.

(4)      Mr. Busher also serves as Deputy Chairman, COO and EVP of Montpelier Re and is a director of MUSL and PUAL.  He also serves as Chairman of MUAL and MEAG.

(5)      Mr. Pollett also serves as Treasurer and SVP of Montpelier Re.

(6)      Mr. Kim also serves as Secretary of MRUSHL, MUI and MTR.

Michael S. Paquette.  Mr. Paquette currently serves as Chief Financial Officer (“CFO”) and is an EVP of the Company.  He has held these positions since May 1, 2008. Prior to joining the Company in May 2007, as Controller and SVP, he spent eighteen years with White Mountains in various capacities, including Controller and SVP, and four years with KPMG as an auditor. Mr. Paquette assisted White Mountains in establishing the Company in 2001 and is a Certified Public Accountant, a Certified Management Accountant and a Certified Financial Manager.

William Pollett.  Mr. Pollett currently serves as Treasurer and SVP of the Company. Prior to joining the Company in 2006, he spent five years with ACE Group, initially as CFO of ACE Tempest Re and then as Senior Financial Analyst and SVP at ACE Limited. Prior to the ACE Group, Mr. Pollett was employed by the OIL Group of Companies for seven years in various capacities, including Treasurer and Vice President of its investment companies. Mr. Pollett is a Chartered Financial Analyst and a Chartered Accountant.

Jonathan B. Kim.  Mr. Kim currently serves as General Counsel, Secretary and SVP of the Company as well as a Director of the Montpelier Re Foundation, the Company’s charitable arm.  Prior to joining the Company from 1991 to 1998, he worked for Winthrop, Stimson, Putnam & Roberts (currently Pillsbury Winthrop Shaw Pittman LLP) in New York.  Subsequently, he served as in-house counsel to a number of start-up ventures and worked in London as an Account Director for Modem Media, Inc. (now part of the Publicis Groupe S.A.).  From 2002 to 2004, Mr. Kim was with AXA Advisors, LLC, a subsidiary of the AXA Group, in New York.

Corporate Governance and Related Matters

The Board acts as the Company’s ultimate decision maker and advises and oversees management, which is responsible for day-to-day operations. The Company has adopted Corporate Governance Guidelines to provide a framework for the governance of the Company. This document is available on our website at (www.montpelierre.bm > Corporate Governance >  Governance Documents > Corporate Governance Guidelines and Procedures) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

Code of Conduct and Ethics

The Company has adopted a Code of Conduct and Ethics for all its directors, officers and employees, including the Company’s CEO and CFO. This document is available on our website at (www.montpelierre.bm > Corporate Governance > Governance Documents > Code of Conduct and Ethics) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.  Any waiver of any part of the Code of Conduct and Ethics for executive officers or directors may be made only by the Board (or the Audit Committee) and will be promptly disclosed to Shareholders as required by SEC and NYSE rules.

The Board and Committees

The Board

The Board is elected by the Shareholders.  It selects the CEO, the CFO and other members of the senior management team, who are charged with the conduct of the Company’s business.  After selecting the senior management team, the Board acts as an advisor to senior management and ultimately monitors its performance.  The Board’s ability to monitor senior management’s performance is facilitated by the presence of independent directors who have substantive knowledge of the Company’s business.

The Board has determined that currently the positions of CEO and Chairman of the Board should be held by two different individuals. The Board believes that its current leadership structure is appropriate for the Company at this time because the CEO and our Chairman of the Board fulfill separate and distinct roles. The CEO is responsible for the day-to-day management of the Company while our Chairman of the Board presides over meetings of the Board and acts as liaison between the non-management directors and the CEO.

Board Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The Board receives regular reports from the Enterprise Risk Management Committee on the risk management work undertaken by management and the extent of any action taken to address areas identified for improvement. The Board defines the risk measures to be used within the Company, including the definition of the Company’s risk appetite and its risk tolerances.  Extensive and informed discussion of risk management reporting, risk tolerance, risk measurement, capital management, and corporate strategy takes place at each of our Board meetings.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management.  In particular, the Audit Committee supervises and oversees the review of the financial reporting process and  internal audit functions that are designed to provide management and the Audit Committee with assessments of the Company’s risk management processes and internal control systems.  The Underwriting Committee oversees the Company’s underwriting risk management exposure and the Finance Committee oversees the Company’s investment risk management.  In setting compensation, the Compensation Committee strives to implement a compensation structure that rewards performance and discourages risk-taking that is inconsistent with the Company’s business strategy.

Director Independence

Members of the Audit Committee and the Compensation Committee must meet all applicable independence tests as defined by the NYSE, the SEC and the Company’s Categorical Standards for Director Independence (the Company’s “Independence Standards”) as adopted by the Board and attached hereto as Appendix A.

The Board and the Compensation Committee have reviewed the responses of directors and director-nominees to a questionnaire asking about their direct and indirect relationships with the Company (including those of their immediate family members) and other potential conflicts of interest, as well as pertinent materials provided by management related to transactions, relationships or arrangements between the Company and the directors or director-nominees or parties related thereto.

The Board has concluded that each of the Company’s director-nominees and non-management directors, other than Mr. Taylor, are independent in accordance with the director independence standards of the NYSE and the Company’s Independence Standards and that none of the Company’s director nominees and non-management directors, other than Mr. Taylor, has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director.  Only Messrs. Taylor, Harris and Busher, by virtue of their current or, in the case of Mr. Taylor, former management positions with the Company, are not considered to be independent directors. Accordingly, the majority of the Board is comprised of independent directors.

Board and Committee Meetings

During 2010, the following meetings of the Board were held: six meetings of the full Board, eight meetings of the Audit Committee, five meetings of the Finance Committee and four meetings each of the Compensation Committee and the Underwriting Committee. During 2010, each of our directors attended over 75% of the aggregate of: (i) the total number of meetings of the Board (during the period such person was a director) and (ii) the total number of meetings held by all committees of the Board (during the period such director was a member). Mr. Shettle, our Lead Director, attends and presides over each regularly scheduled executive session of non-management directors.

It is the Board’s policy that all directors attend, or otherwise participate in, our Annual General Meetings of Shareholders unless unavoidably prevented from doing so. All of our directors were in attendance, or otherwise participated in, our 2010 Annual General Meeting of Shareholders.

Committees of the Board

The Board had four standing committees during 2010: Audit Committee, Compensation Committee, Finance Committee and Underwriting Committee.

The following table describes the current members of each of the Committees:

Director	Audit (7)	Compensation	Finance	Underwriting

John G. Bruton (1)	X		X
Heinrich Burgi (2)	X			X
Thomas G.S. Busher				X
John D. Collins (3)	Chair		X
Morgan W. Davis (4)		Chair	X
Clement D, Dwyer, Jr. (5)		X		X
Christopher L. Harris			X
J. Roderick Heller III		X	Chair
John F. Shettle, Jr. (6)	X			X
Candace L. Straight		X	X
Anthony Taylor				X
Ian M. Winchester	X			Chair

(1)          Mr. Bruton was elected to the Board of Directors on May 19, 2010 and was immediately appointed to the Audit and Finance Committees.

(2)          Mr. Burgi was elected to the Board of Directors on May 19, 2010 and was immediately appointed to the Audit and Underwriting Committees.

(3)          Mr. Allan W. Fulkerson, an independent director who resigned from the Board effective May 19, 2010, was formerly the Chair of the Audit Committee.  Mr. Collins was appointed the Chair of the Audit Committee on May 19, 2010.

(4)          Mr. Davis served on the Underwriting Committee until May 19, 2010, at which time he was appointed to the Finance Committee.

(5)          Mr. Dwyer served on the Audit Committee until May 19, 2010, at which time he was appointed to the Compensation Committee.

(6)          Mr. Shettle served on the Compensation and Finance Committees until May 19, 2010, at which time he was appointed to the Audit and Underwriting Committees.  Mr. Shettle also serves as Lead Director.

(7)          Mr. Wilbur L. Ross, Jr., who resigned from the Board effective March 1, 2010, was formerly a member of the Audit Committee.

The following summarizes the responsibilities of the various committees.  The committee charters are available on our website at www.montpelierre.bm.

Audit Committee.  The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of our independent registered public accounting firm, is directly responsible for its selection, and reviews the plan, fees and results of its audit.  In addition, the Audit Committee annually reviews the performance, organization and scope of the Company’s internal audit function. The Board has determined that all members of the Audit Committee are “independent,” as defined by the NYSE, the SEC and the Company’s Independence Standards. The Board has further determined that, of the persons on the Audit Committee, at a minimum Mr. Collins meets the requirements of being an “Audit Committee Financial Expert” under Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

In accordance with applicable NYSE listing standards, the Board has considered Mr. Collins’ service on the audit committees of three public companies (including investment companies) and has determined that such service does not impair his ability to serve effectively on the Company’s Audit Committee.  In each case the respective boards of directors and trustees have agreed that Mr. Collins has adequate time to fulfill his duties on each of the audit committees.

The Audit Committee has established a charter which outlines its primary duties and responsibilities.  This document is available on our website at (www.montpelierre.bm > Corporate Governance > Committees > Audit Committee Charter) and also may be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The Audit Committee’s report appears on page 14 of this Proxy Statement.

Compensation and Nominating Committee.   The Compensation Committee: (i) assists in discharging the Board’s responsibilities regarding all compensation matters; (ii) oversees the administration of each of the compensation plans of the Company and its major subsidiaries, including the Company’s Long-Term Incentive Plan; (iii) reviews and makes recommendations on the compensation of the Company’s non-management directors; (iv) prepares the annual report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K; and (v) fulfills all its other duties and responsibilities as outlined within its charter.

The Compensation Committee is responsible for all aspects of compensation and benefits policies for the Company’s CEO and all other executive officers. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments and equity awards for the Company’s CEO and all other executive officers. The Compensation Committee is also responsible for recommending to the Board management succession for all executive officers of the Company, including the CEO. In addition, the Committee searches for qualified director candidates as needed and reviews background information of candidates for selection to the Board, including those recommended by Shareholders, and makes recommendations to the Board regarding such candidates. The Board has determined that all members of the Compensation Committee are “independent” as defined by the NYSE, the SEC and the Company’s Independence Standards.

The Compensation Committee has established a charter, which outlines its primary duties and responsibilities.  This document is available on our website at (www.montpelierre.bm > Corporate Governance > Committees > Compensation and Nominating Committee Charter) and may also be obtained at no charge upon written request to the attention of the Company Secretary at Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda. The Compensation Committee annually reports on the Company’s Compensation Discussion and Analysis. The Compensation Committee’s report appears on page 28 of this Proxy Statement.

In carrying out its function to nominate candidates for election to the Board, the Compensation Committee seeks candidates who meet the criteria for selection and have any specific qualities or skills being sought based on input from members of the Board. The Compensation Committee believes that director candidates must have: (i) the highest standards of integrity, significant accomplishments in their chosen field of expertise and a notable degree of experience; (ii) experience with a high degree of responsibility in a business, non-profit organization, educational institution, professional services firm or other organization; (iii) an ability to commit the appropriate time to preparing for Board meetings, attending meetings, and other corporate governance matters; (iv) an understanding of basic financial statements; and (v) familiarity with the role and function of a board of directors.

The Compensation Committee may also consider additional factors in evaluating a potential director candidate, including candidate qualifications that would assist the Board in achieving a mix that represents a diversity of background and experience. Such qualifications may include leadership skills, strategic or policy setting experience in a complex organization, experience and expertise that is relevant to the Company’s insurance and reinsurance businesses, including any specialized business experience, actuarial or underwriting expertise,  other specialized skills, an ability to contribute meaningfully to the needs of the Company and the Board, high ethical character and a reputation for honesty, integrity, and sound business judgment, an ability to represent the interests of Shareholders, and any qualities and accomplishments that complement the Board’s existing strengths.

The Compensation Committee also evaluates whether such director candidate is independent, is financially literate, has accounting or related financial management expertise, qualifies as an audit committee financial expert, and is free of any conflict of interest or the appearance of any conflict of interest with the best interests of the Company and its Shareholders.

The Compensation Committee may identify potential nominees for director through director suggestions, management recommendations, business, insurance industry and other contacts, and Shareholder nominations. The Compensation Committee may, to the extent it deems appropriate, engage a third-party search firm and other advisors to identify potential nominees for director.

Finance Committee. The Finance Committee approves and oversees the policies, processes and procedures related to our investing activities and monitors our investment performance. The Finance Committee also oversees our capital structure and financing arrangements.

Underwriting Committee. The Underwriting Committee approves and oversees the policies, processes and procedures related to our underwriting activities and monitors our underwriting performance.

Shareholder Recommendations

Shareholders who wish to recommend a person or persons for consideration as a nominee for election to the Board should send a written notice by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, or by fax to (441) 296-4358 and include the following information:

•

the name(s) and address(es) of the Shareholder(s) making the nomination as they appear in the Register of Members and of the beneficial owner (if any), the number of Common Shares which are owned beneficially and of record by such Shareholder(s) and the period for which such Common Shares have been held;

•

representation from the Shareholder(s) that he is a holder of record of the Common Shares and that he intends to vote in person or by proxy at the Annual General Meeting of Shareholders to propose and vote for the nomination;

•	the name of each person whom the Shareholder(s) recommend(s) to be considered as a nominee;

•	a description of the relationship between the nominating Shareholder(s) and each nominee;

•	a business address and telephone number for each nominee (an e-mail address may also be included);

•	biographical information regarding such nominee, including the person’s employment and other relevant experience and a statement as to the qualifications of the nominee;

•	all information relating to such nominee required to be disclosed pursuant to Regulation 14A of the 1934 Act; and

•	written consent of the recommended nominee to nomination and to serving as a director, if elected.

Upon receipt of any such recommendations, the Company may request that the potential nominee complete a Directors’ and Officers’ Questionnaire soliciting information about such potential nominee’s independence, related parties transactions, and other relevant information required to be disclosed by the Company.

In the case of nominations or other proposals to be brought before the Annual General Meeting of Shareholders, Shareholders shall give notice of such proposals between 90 and 120 days prior to the first anniversary of the preceding Annual General Meeting of Shareholders.  In the event that the date of the Annual General Meeting of Shareholders is advanced more than 30 days or delayed more than 90 days, such notice shall be given between 120 days prior to the Annual General Meeting of Shareholders and the later of (i) the 90th day prior to such Annual General Meeting of Shareholders and (ii) the 10th day following the first public announcement by the Company of the date of the Annual General Meeting of Shareholders. In the case of a nomination to be brought before a Special General Meeting, Shareholders shall give notice of such nomination between 90 and 120 days prior to the date of the Special General Meeting or, if later, within 10 days of the date of the first public announcement by the Company of such Special General Meeting. Shareholders who submit nominations or other proposals must also provide certain information with regard to their economic and other interests. A Shareholder who desires instead to directly nominate a candidate for election to the Board of Directors at the Annual General Meeting or a Special General Meeting of Shareholders must meet the deadlines and other requirements set forth in the Company’s Amended and Restated Bye-Laws. Shareholders who wish to convene a Special General Meeting as provided by the Bermuda Companies Act of 1981 must also provide certain information with regard to their economic and other interests.

Shareholder Communications

Shareholders, as well as any interested parties, may communicate directly with the Board or any one or more individual directors by mail, c/o Company Secretary, Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda or by fax at (441) 296-4358. All communications will be compiled and summarized by the Secretary of the Company. For communications addressed to a specific director, that director will receive such summary. The Chairman of the Board will receive the summary for all communications that are not addressed to a particular director.  All routine inquiries and information requests will be handled by the Company’s Corporate Affairs Manager.  All other correspondence will be evaluated by the Company’s Secretary, who will forward a particular communication to the appropriate Board or Board Committee member(s) upon determining that it is made for a valid purpose and is relevant to the Company and its business. At each regularly-scheduled meeting of the Board, the Company’s Secretary shall present a summary of all communications received since the last meeting that were not forwarded and upon request shall make such communications available to any or all of the directors.

Audit Committee Report

This report is being furnished by the Audit Committee of the Board with respect to the Company’s consolidated financial statements for the year ended December 31, 2010.

The Audit Committee has established a charter which outlines its primary duties and responsibilities. The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually and is updated as necessary. This document is available on the Company’s web site at (www.montpelierre.bm > Corporate Governance > Committees > Audit Committee Charter).

Company management is responsible for the preparation and presentation of complete and accurate consolidated financial statements. PricewaterhouseCoopers, our independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with Public Company Accounting Oversight Board standards and for issuing a report based on its audit.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2010, the Audit Committee has: (1) reviewed and discussed the audited consolidated financial statements with management; (2) reviewed and discussed with PricewaterhouseCoopers the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (3) received and discussed the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  Based on these reviews and discussions, the Audit Committee has determined PricewaterhouseCoopers to be independent and has recommended to the Board that the audited consolidated financial statements be included in the 2010 Annual Report on Form 10-K (the “2010 10-K”) for filing with the SEC and for presentation to Shareholders at the 2011 Annual Meeting.

John D. Collins (Chair)	March 25, 2011
John G. Bruton
Heinrich Burgi
John F. Shettle, Jr.
Ian M. Winchester

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information, as of March 25, 2011 unless otherwise noted, with respect to the ownership of Common Shares by each person known by us to beneficially own 5% or more of our outstanding Common Shares.

	Number of	Percentage of
	Common	Common Shares
Name and Address of Beneficial Owner	Shares Owned	Outstanding (1)

Donald Smith & Co., Inc. (2)	5,271,187	8.5%
152 West 57th Street
New York, NY 10019

Mackenzie Financial Corporation (3)	4,775,607	7.7%
180 Queen Street West
Toronto, Ontario, Canada M5V 3K1

Dimensional Fund Advisors L.P. (4)	4,601,796	7.4%
Palisades West, Building One, 6300 Bee Cave Road
Austin, TX 78746

LSV Asset Management (5)	4,142,601	6.6%
1 N. Wacker Drive, Suite 4600
Chicago, IL 60606

BlackRock, Inc. (6)	4,034,379	6.5%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (7)	3,379,178	5.4%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	Based on 62,347,071 Common Shares outstanding as of March 25, 2011.

(2)	Information based on a Schedule 13G, as of December 31, 2010, filed with the SEC by Donald Smith & Co., Inc. on February 11, 2011.

(3)	Information based on a Schedule 13G/A, as of December 31, 2010, filed with the SEC by Mackenzie Financial Corporation on February 11, 2011.

(4)	Information based on a Schedule 13G, as of December 31, 2010, filed with the SEC by Dimensional Fund Advisors L.P. on February 11, 2011.

(5)	Information based on a Form 13-G, as of December 31, 2010, filed with the SEC by LSV Asset Management on February 9, 2011.

(6)	Information based on a Schedule 13G/A, as of December 31, 2010, filed with the SEC by BlackRock, Inc. on February 7, 2011.

(7)	Information based on a Form 13-G, as of December 31, 2010, filed with the SEC by The Vanguard Group, Inc. on February 10, 2011.

Security Ownership of Management

The following table sets forth information, as of March 25, 2011, with respect to the beneficial ownership of Common Shares by each of our directors and our executive officers and by all of our directors and executive officers as a group.  None of the Common Shares shown as beneficially owned by our directors and executive officers are known to have been pledged as security.

	Number of	Percentage of
	Common	Common Shares
Name of Beneficial Owner (1)	Shares Owned	Outstanding (2)

John G. Bruton	1,250	*
Heinrich Burgi	1,250	*
Thomas G.S. Busher	343,386	*
John D. Collins	7,209	*
Morgan W. Davis	37,090	*
Clement S. Dwyer, Jr.	9,750	*
Christopher L. Harris	212,555	*
J. Roderick Heller III	13,250	*
Jonathan B. Kim	20,564	*
Michael S. Paquette	67,009	*
William Pollett	48,880	*
John F. Shettle, Jr.	9,215	*
Candace L. Straight	8,278	*
Anthony Taylor	1,184,364	1.9%
Ian M. Winchester	39,050	*

All directors and executive officers as a group (15 persons)	2,003,100	3.2%

*

Represents less than 1.0% of our outstanding Common Shares. Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) of the 1934 Act, meaning that Restricted Share Units (“RSUs”) vesting within sixty days of such date are deemed to be Common Shares outstanding for computing the percentage held by each person or entity listed, but are not deemed outstanding for computing the percentage held by any other person or entity.

(1)	The address of each of the beneficial owners identified is Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda.

(2)

Based on 62,347,071 Common Shares outstanding as of March 25, 2011. The Common Shares shown as beneficially owned by Messrs. Bruton, Burgi, Collins, Davis, Dwyer, Heller, Shettle and Winchester and Ms. Straight each include 1,250 RSUs that vest in May 2011. The Common Shares shown as beneficially owned by Mr. Paquette include 6,000 RSUs that vest in May 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All relationships and transactions between the Company and any of our directors, executive officers or their immediate family members are reviewed to determine whether such persons have a direct or indirect material interest. Responsibility for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for the determination, based on facts and circumstances, as to whether the Company or a related person has a direct or indirect material interest lies primarily with our legal department. The Company has a written related person transaction policy. This document is available on the Company’s web site at (www.montpelierre.bm > Corporate Governance > Governance Documents > Related Person Transaction Policy).

As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.  In addition, our Audit Committee reviews and approves or ratifies any related person transaction that must be disclosed.  In the course of its review, our Audit Committee considers:

•        the nature of the related person’s interest in the transaction;

•        the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•        whether the transaction would impair the judgment of a director or executive officer in acting in the best interests of the Company;

•        the importance of the transaction to the related person; and

•        any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or any vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

We have entered into transactions with parties that are related to the Company. We believe that each of these transactions,  as described below, was made on terms no less favorable to us than we could have obtained from unrelated parties.

KVO Capital Management, LLC (“KVO”)

On April 1, 2008, the Company entered into a Letter Agreement with Kernan V. Oberting, the Company’s former CFO, setting forth the terms of his voluntary departure as a full-time employee, effective May 1, 2008, in order to establish KVO, an investment advisory company.  The Letter Agreement provided, among other things, for the Company to enter into a Consulting Agreement with Mr. Oberting and KVO and an Investment Management Agreement with KVO (the “Consulting Agreement” and “IMA”, respectively).

Pursuant to the Consulting Agreement, KVO was to provide capital management and consulting services to the Company and, pursuant to the IMA, KVO was to provide the Company with discretionary investment management services, in each case for an initial term beginning May 1, 2008 and ending December 31, 2010 (the “Initial Term”), subject to renewal for additional successive one-year periods.

The Consulting Agreement provided KVO with a monthly consulting fee equal to 0.0025% of the Company’s consolidated total invested assets at the end of each month.  In addition, if certain performance criteria with respect to the Company’s consolidated investment portfolio are satisfied, the Consulting Agreement provided KVO with the opportunity to receive a one-time fee of $250,000 after the end of the Initial Term (the “Performance Criteria Fee”).

The IMA provided KVO with a monthly management fee equal to 0.0833% of the net asset value of Montpelier Re’s investment account, which initially consisted of cash and securities in an aggregate amount equal to $100.0 million (the “Investment Account”).  The IMA also provided KVO with the opportunity to receive an annual incentive fee equal to 15% of the Net Profits of the Investment Account (as defined in the Consulting Agreement).

On July 28, 2010, the Company and KVO mutually agreed to: (i) amend the IMA (the “IMA Amendment”); (ii) reduce the Investment Account; (iii) permit Montpelier Re to make a $25.0 million investment in the KVO Offshore Fund Ltd. (the “KVO Fund”); and (iv) terminate the Consulting Agreement, such termination effective as of July 31, 2010.

Pursuant to the amendment to the IMA, the Investment Account, which totaled $165.0 million at December 31, 2009, was reduced and the fee terms were amended. During 2010 Montpelier Re withdrew $87.0 million in cash and investments from the Investment Account and re-invested $25.0 million of such assets into the KVO Fund. KVO will use its best efforts to permit Montpelier Re to make further withdrawals from the Investment Account during early 2011 and it is expected that the Investment Account will total no more than $10.0 million by March 31, 2011. As of December 31, 2010, the Investment Account totaled $81.1 million.

In connection with the IMA Amendment, KVO remains entitled to receive the same monthly management fee as specified in the IMA but earns that fee on the value of the Investment Account through December 31, 2010, as if no withdrawals had been made during 2010 other than the $25.0 million investment in the KVO Fund. KVO is not entitled to a management fee on the value of the Investment Account after December 31, 2010. In addition, KVO remains entitled to an annual incentive fee equal to 15% of the Net Profits of the Investment Account through the date the Investment Account is formally liquidated.

The investment in the KVO Fund is subject to the same management fee and annual incentive fee as the IMA. Half of the KVO Fund investment is subject to a one-year lock-up and the other half is subject to a three-year lock-up. Nonetheless, Montpelier has the right to withdraw the whole of its investment at an earlier date, subject to a redemption fee equal to 5% of the amount redeemed.

The Consulting Agreement was terminated as of July 31, 2010. As a result, no consulting fees were earned by KVO after that date and KVO will not receive the one-time $250,000 Performance Criteria Fee.

During the years ended December 31, 2010, 2009 and 2008, Montpelier paid KVO a total of $2.2 million, $2.0 million and $1.0 million, respectively, for managing the Investment Account and the KVO Fund and for services provided under the Consulting Agreement. At December 31, 2010 and 2009, Montpelier owed KVO an additional $0.1 million and $0.2 million for such services provided, respectively.

With respect to the period from May 1, 2008 to December 31, 2009, KVO earned an incentive fee of $9.8 million based on the accumulated Net Profits within the Investment Account experienced during that period. That fee was fully paid in January 2010. With respect to the period from January 1, 2010 to December 31, 2010, KVO earned an incentive fee of $1.9 million based on the accumulated Net Profits within the Investment Account experienced during that period. One-half of that fee was paid in February 2011 and the other half will become payable on or about March 31, 2011, subject to a claw-back provision to the extent that the accumulated Net Profits of the Investment Account during the first quarter of 2011 is negative. With respect to the period from August 1, 2010 to December 31, 2010, KVO earned an incentive fee of less than $0.1 million based on the accumulated Net Profits within the KVO Fund experienced during that period.

WL Ross & Co. LLC

Wilbur L. Ross, Jr., a former Director of the Company, is Chairman and CEO of WL Ross & Co. LLC. Investment funds managed by WL Ross & Co. LLC collectively owned 8.6% of the Company’s Common Shares outstanding at December 31, 2009.

On February 26, 2010, the Company purchased the entirety of the 6,897,802 Common Shares previously owned by Mr. Ross and investment funds managed by WL Ross & Co. LLC at a price of $19.00 per share in a private transaction. The Common Shares acquired by the Company represented 8.9% of its Common Shares outstanding immediately prior to the transaction. Pursuant to the transaction, Mr. Ross resigned from the Board on March 1, 2010.

Mr. Ross was also a director of Blue Ocean Re Holdings Ltd. (“Blue Ocean”), a former subsidiary of the Company and the holding company for Blue Ocean Reinsurance Ltd. (“Blue Ocean Re”). In June 2008 the Company purchased all of the outstanding share capital of Blue Ocean including 248,756.2 Blue Ocean common shares (representing 9.8% of the total common shares outstanding at that date) from funds managed by WL Ross & Co. LLC for $5.1 million.

In anticipation of the Blue Ocean transaction, Montpelier cancelled its underwriting agreement with Blue Ocean Re (the “Underwriting Agreement”). During the year ended December 31, 2008, Blue Ocean Re incurred, and Montpelier earned, $0.4 million in total fees (consisting of underwriting and performance fees) related to the Underwriting Agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s executive officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to the directors, executive officers and greater than 10% Shareholders were complied with by such persons except that, on November 18, 2010, Mr. Harris filed a late Form 4 reporting the purchases of a total of 163 Common Shares executed on April 15, 2009 and July 15, 2009 at various market prices through a broker-administered dividend reinvestment program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we detail the material components of the compensation earned by, or awarded to, the following persons who served as our Principal Executive Officer (or CEO) and our Principal Financial Officer (or CFO) and our three most highly compensated executive officers other than our CEO and CFO (our “Named Executive Officers”):

Christopher L. Harris	President and CEO (Principal Executive Officer)
Michael S. Paquette	CFO and EVP (Principal Financial Officer)
Thomas G. S. Busher	Deputy Chairman, COO and EVP
William Pollett	Treasurer and SVP
Jonathan B. Kim	General Counsel, Secretary and SVP

We also describe our executive compensation philosophy, and we explain how and why the Compensation Committee of our Board adopted the Company’s current compensation policies and practices and approved the amounts set forth in the “Summary Compensation Table”.

Executive Summary

Corporate Performance

In 2010 insurers and reinsurers faced a number of industry challenges, including earthquakes in Chile and New Zealand, severe flooding in Australia and the explosion of the Deepwater Horizon oil rig in the Gulf of Mexico. Despite these significant loss events and stiffening price competition for many lines of insurance and reinsurance business, we reported 18.1% growth in our fully converted book value per share, inclusive of dividends declared, which is a meaningful and consistent measure of financial performance in our industry.  On a cumulative basis, our fully converted book value per share since 2001 (the year of our formation) has grown 10.7% annually versus only 3.5% annual growth for the Standard & Poor’s 500 Index over the same period.  We have also experienced eight consecutive quarters of book value per share growth as of the end of 2010.

Our financial success during 2010 was recognized by each of our rating agencies. We received a positive outlook in our financial strength rating by Fitch Ratings Ltd. and financial strength rating affirmations by both Standard & Poor’s and A.M. Best Company.

Our corporate performance in 2010 and the continued prosperity of our businesses has occurred under the direction of Mr. Harris, who assumed his roles as President and CEO of the Company in January 2008 and July 2008, respectively.  Significant accomplishments during Mr. Harris’ tenure and during 2010 have included, among other things:

•	the Company’s 18.1% increase in its fully converted book value per share, inclusive of dividends declared, through December 31, 2010;

•	a significant reduction in our operating general and administrative expenses (those of a recurring nature) of 8.4% due primarily to various expense reduction initiatives;

•	achieving inception-to-date profitability at the Company’s London-based Lloyd’s market platform, Montpelier Syndicate 5151, for the first time in 2009;

•

the formation of our wholly-owned Lloyd’s Managing Agent subsidiary, MUAL, to assume the management of Syndicate 5151 and a second U.K. Managing General Agent, PUAL, to produce specialist contractors and crime classes of business; and

•	the launch of a new London-based marine underwriting platform.

Performance-Based Compensation

Adhering to our longstanding philosophy that compensation should be tied to performance, base salaries in 2010 represented a relatively small portion of the overall target compensation for our Named Executive Officers (25% for each of Messrs. Harris, Paquette and Busher and 30% and 40% for Messrs. Pollett and Kim, respectively).  In turn, a much larger portion of total 2010 compensation was provided in the form of contingent cash and share-based incentive awards linked to the Company’s annual financial results.  Measuring performance by reference to our overall corporate results has also been a longstanding principle of our compensation philosophy as there are no premium or revenue-based metrics applicable to our incentive compensation structures to avoid the potential for unnecessary or excessive risk-taking by our executives.

Each year we provide incentive-based compensation to our Named Executive Officers under our Incentive Compensation Program (the “ICP”), which is composed of cash bonuses under the Company’s annual bonus plan and share-based grants under the Company’s Long-Term Incentive Plan (“LTIP”).  The ICP allows us to achieve an appropriate balance and blend of cash and share-based and short- and long-term compensation in accordance with our overall compensation philosophy and practices discussed more fully below. The Compensation Committee believes this balance is appropriate given the overall objective of aligning the interests of our Named Executive Officers and our staff who participate in the ICP with those of our Shareholders.

Set forth below is a chart showing the approximate allocation of compensation in 2010 (assuming target level performance and excluding one-off discretionary LTIP awards) between (a) short-term incentive compensation awards (those granted under the Company’s annual bonus plan) and long-term share-based incentive awards (those granted under the Company’s LTIP) and (b) fixed compensation (base salaries) and total incentive awards (annual bonuses plus LTIP awards).1

	Christopher L. Harris	Michael S. Paquette	Thomas G. S. Busher	William Pollett	Jonathan B. Kim
Short-term / long-term awards	33% / 67%	33% / 67%	33% / 67%	33% / 67%	50% /50%
Fixed / variable component	25% / 75%	25% / 75%	25% / 75%	30% / 70%	40% / 60%

Our business focuses on the assumption of catastrophic risks and the management of risks generally and by its nature is subject to cyclical market conditions, often prompted by severe but infrequent natural and man-made catastrophic events.  Because a significant portion of our executive compensation is linked to our operating results, the overall compensation awarded and paid to our Named Executive Officers in a given year can vary substantially.  Accordingly, our Named Executive Officers are not rewarded disproportionately in years that fall in the bottom or lower end of a market cycle.  At the same time, because the ICP awards vest over multi-year periods, we believe our Named Executive Officers and our employees generally are incentivized to remain with the organization through periods of both favorable and unfavorable market conditions.

Reflecting our pay for performance philosophy, in recent years, we have generally avoided pay practices that might be considered problematic, such as providing tax gross-ups and guaranteed minimum or discretionary bonuses. In addition, all change in control benefits payable under the Company’s Severance Plan and LTIP have “double trigger” vesting conditions, meaning they vest in connection with a change in control only if the executive officer also experiences a qualifying termination.  See “Potential Payments Upon Termination of Employment or Change in Control” and “Service Agreements.”

The following table is a variation on the Summary Compensation Table and other tables appearing in this Proxy Statement. The Summary Compensation Table, which presents compensation for our Named Executive Officers according to the format required by the SEC, illustrates the value of all ICP share-based compensation under the LTIP based on the probable level of satisfaction of the applicable performance conditions as of the grant date (which the Company has determined is payout at target levels), not the actual value of LTIP compensation awarded. This supplemental table provides a useful tool for those seeking year-over-year comparisons of the total base salary and actual ICP compensation awarded to our Named Executive Officers.

See “Grants of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested” for additional information regarding our 2010 ICP compensation and LTIP awards.

1  The percentages reflected are based on the target payout formulas under the LTIP and the annual cash bonus plan disclosed below under “Components of Compensation”.

Named Executive Officer	Base Salary	Contingent Annual Cash Bonus	Fair Value of LTIP Awards (which vest over several years) (1)	Cash and Non-Cash Perquisites and Personal Benefits	Total Compensation
Christopher L. Harris

2008	$ 587,500	$ 337,500	$ 855,656	$ 315,357	$ 2,096,013
2009	675,000	1,302,750	2,614,817	343,638	4,936,205
2010	675,000	830,250	1,307,266	342,214	3,154,730

Michael S. Paquette

2008	$ 296,667	$ 150,000	$ 212,625	$ 32,372	$ 691,664
2009	300,000	579,000	972,141	47,549	1,898,690
2010	322,500	405,900	639,108	71,400	1,438,908

Thomas G.S. Busher

2008	$ 575,000	$ 325,000	$ 460,690	$ 259,545	$ 1,620,235
2009	650,000	1,254,500	2,106,306	296,707	4,307,513
2010	650,000	799,500	1,258,849	339,352	3,047,701

William Pollett

2008	$ 267,800	$ 133,900	$ 189,806	$ 205,143	$ 796,649
2009	267,800	371,974	650,848	218,424	1,509,046
2010	267,800	241,422	388,984	202,573	1,100,779

Jonathan B. Kim

2008	$ 265,359	$ 99,510	$ 70,523	$ 137,371	$ 572,763
2009	265,359	369,579	322,452	145,967	1,103,357
2010	265,359	238,226	192,719	149,717	846,021

(1) The amounts disclosed in this column reflect the value of all restricted share units awarded by the Company to each of the Named Executive Officers during 2008, 2009 and 2010 based on the closing price of the Company’s common shares on the date the award was granted.

Except in the case of Mr. Paquette, who received a 10% salary increase in April 2010 to better align his targeted total annual compensation with similar roles at peer companies, we did not increase the base salaries of any of our Named Executive Officers in 2010.  We did, however, amend the service agreements of Messrs. Harris and Busher in July 2010 in order to secure their services for longer fixed terms.  Pursuant to these amendments, base salaries for Messrs. Harris and Busher will increase effective April 1, 2011 in response to market competition and in recognition of the executives’ importance to the Company, but the increase in the cash portion of their compensation will be substantially offset by the elimination of certain Company-provided benefits, and in particular their housing allowances, as described more fully below and in the Summary Compensation Table. Also with effect on April 1, 2011, Messrs. Paquette, Pollett and Kim’s base salaries will be increased to $355,000, $271,817 and $275,000, respectively, reflecting general cost of living increases. See “Components of Compensation–Base Salary and Benefits”.

Corporate Governance

We seek to maintain the highest corporate governance standards.  All compensation-related decisions with respect to our Named Executive Officers, including our CEO, are reviewed by the Compensation Committee, which is composed solely of independent, non-management directors, and are approved by the independent, non-management members of our Board.

In recognition of our corporate governance program, in 2010 we were named one of the 100 most trustworthy publicly traded companies by Forbes Magazine and Audit Integrity, a leading independent research firm.  The companies in the ranking – all listed on U.S. stock exchanges – were those determined to have the most transparent and conservative accounting practices and effective corporate governance and management. Notably, we were one of only three companies in the list to achieve perfect scores in all categories, and the largest of the three as measured by market capitalization.  A key metric of effective corporate governance considered by the authors of the study was incentive compensation practices that are appropriate and reasonable.

In connection with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010 (“Dodd-Frank”), we plan to implement further refinements to our corporate governance program to ensure compliance with all applicable rules and regulations and adherence to market best practices.

At the 2011 Annual Meeting, we are providing the Shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers and to express their preference as to whether the Company should include an advisory vote approving the compensation of our Named Executive Officers every year, every two years or every three years, where we will recommend an annual frequency for such votes following this year’s meeting.  See “Proposal 3 - An Advisory Vote to Approve Executive Compensation” and “Proposal 4 - An Advisory Vote on The Frequency of an Advisory Vote to Approve Executive Compensation”.  The Compensation Committee and management will take into consideration the results of both advisory votes in adopting new or revised compensation programs for our Named Executive Officers in future periods.

Compensation Philosophy

The primary goal of our compensation program is to attract, reward and retain key executives while promoting the long-term interests of the Company and Shareholders.  We believe that executive compensation should correspond to, and be proportionate with, long-term shareholder value as measured by our operating performance.  To further this goal, we believe a significant portion of compensation should be at risk and dependent on our operating performance, and that a significant portion should be denominated in the same currency as that held by Shareholders (i.e., Common Shares).  We adhere to this approach by utilizing a combination of contingent and highly-variable annual cash and long-term, share-based incentive awards.

Compensation Policy

The Compensation Committee, which met four times in 2010, develops and oversees the Company’s executive compensation policy. The policy is largely focused on compensating our Named Executive Officers for taking actions that result in the achievement of a targeted annual return on equity (“ROE”), assuming a standardized investment return.

As a property-orientated insurer and reinsurer, our core strength is our underwriting and our risk management.  At the same time, we must maintain a short-duration investment portfolio with low volatility to enable us to pay claims promptly.  We use ROE because it is derived from our core underwriting results, and we assume a standard investment return in order to eliminate the temporary effects of realized and unrealized investment gains and losses.  The result is an objective measure of our operating performance.

We believe ROE is an objective measure of our executives’ ability to:

•                  identify and select underwriting opportunities intelligently,

•                  improve operational efficiencies,

•                  develop methods and tools for assessing and monitoring insurance risk, and

•                  avoid or reduce other business risks such as strategic, operational, reputational, legal / regulatory, credit, liquidity and foreign exchange.

The Company is subject to a wide range of underwriting risks as a global insurer and reinsurer.  Risks that our executives seek to mitigate to acceptable levels.  As a result of our use of ROE as a performance metric, our executives are directly rewarded for their successful assumption and avoidance of insurance and reinsurance risks within the Company’s overall risk appetite, which is set annually by our Board.

The Company is also subject to investment risk.  However, as indicated above and as further described below under “Performance Measurement and Capital Management Adjustments”, our executives are not directly rewarded (or penalized) for the successful assumption or avoidance of investment risk above (or below) a standard result, also set annually by our Board.  This methodology is designed to remove any incentive for management to underwrite substandard risks in the expectation that forgone underwriting profits will be regained through a more aggressive investment profile, and consequently to increase management’s focus on the Company’s underwriting results.

In addition to managing underwriting and investment risks, our executives are responsible for ensuring that business risks generally (such as operational, regulatory and reputational) are identified across the organization on an enterprise-wide basis, that controls and guidelines are in place to avoid and mitigate such risks and that compliance is monitored regularly.  This enterprise risk management (“ERM”) program, which our executives are charged with embedding in our corporate culture, is a natural outgrowth of our role as an insurance and reinsurance company.  Our compensation program is intended to foster a robust and efficient ERM framework. Consistent with the ERM program, our executives are rewarded via performance-based equity awards that vest in full over several years and that are designed to promote decisions and behavior that match not only our appetite for underwriting and investment risk but also our general risk profile.

Risk Assessment of Compensation Program

Our ERM activities include the assessment and management of risks associated with our compensation program, at all times subject to the oversight and administration of our Compensation Committee. We have reviewed and considered all of the Company’s compensation policies and practices and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

In conducting our risk assessment, we performed an across-the-board review of our compensation program.  We identified and categorized the risks associated with the program, documented them and assigned ownership of the risks and their associated controls to our Board, its standing committees and management as appropriate. Through this process we have incorporated such risks and controls into our ERM framework via the Company’s Risk Register, a risk management tool that identifies the risks we face as an enterprise, analyzes their importance in terms of potential impact and probability and documents the controls in place for managing those risks. The risk register process creates a consistent view of risk across the enterprise (including risks with respect to compensation), allowing management to focus resources on key risks and the development of controls to manage those risks.

Among the controls that allow us to effectively manage risks related to our underwriting and investment activities – and in turn our compensation program – are the Company’s Corporate Risk Policy, our ERM Committee (composed of a broad range of managers charged with implementing our ERM program) and our Investment and Underwriting guidelines, which are overseen by the Finance and Underwriting Committees of our Board, respectively.  Furthermore, our Audit Committee reviews and discusses our risk assessment and risk management processes at least annually with both management and our internal auditors. As discussed below under “Components of Compensation” and “Claw-Back Policies”, we also compare our compensation practices with peer companies through reviews of market surveys and publicly-available information, and we maintain controls that effectively function as claw-backs in addition to the claw-back policy we intend to adopt in accordance with Dodd-Frank.

When assessing the effectiveness of our controls, we focused on elements of our compensation program which could create undue or unintentional risks or encourage excessive or unnecessary risk-taking by our employees.  The assessment included an analysis of a broad range of considerations, including but not limited to the identification of risks and related controls; the sufficiency of risk controls; the balance of potential risks to potential rewards within specific elements of the program; and the effectiveness of our ICP in discouraging risk-taking by our employees beyond our ability to effectively manage and mitigate such risks.

While our risk assessment was comprehensive in nature, we paid particular attention to elements of the program that provide for variable payouts and the controls on participants with the ability to affect such payouts, either directly or indirectly. We focused our attention in this respect since some groups within the Company may have portions of their overall compensation tailored to their specific business or operational platforms and goals.

Based on the foregoing, we believe that our compensation program, including all associated policies, practices and controls, does not create inappropriate or unintended material risk to the Company as a whole.  We also believe our ICP does not provide incentives that encourage undue risk-taking by our employees, all of whom work in an industry and in support of a business whose very purpose involves the assumption and management of risk.

Balance, Emphasis and Metrics

While all our incentive compensation is tied to ROE, we seek to balance our objective of rewarding long-term performance with the inherent volatility of our largely short-tail, property-orientated book of insurance and reinsurance business.  To this end, we divide the components of our incentive compensation between an annual cash bonus opportunity expressed as a percentage of salary and awards of contingent, share-based incentives of a significantly greater percentage of salary that vest over multi-year periods and that are subject to forfeiture if our executives depart the Company prior to the end of applicable vesting cycles.

By emphasizing long-term, share-based incentives, while acknowledging the value of annual cash incentives in an industry where infrequent but large losses may negatively impact our operating results, we strive to align our executives’ interests with those of Shareholders by encouraging our executives to grow the value of our enterprise as measured by our book value per share and our share price.  We believe this mix of cash and equity results in an appropriate balance of short- and long-term risk and reward decisions.  In addition, based on our review of market data, we believe our mix of cash and equity and short- and long-term compensation compares favorably with the programs of our peer companies.

As a result of our compensation policy, most of the target compensation for our highest paid executives with the broadest set of responsibilities is linked to the same metric as that affecting Shareholders: corporate performance. For example, amongst our three most highly compensated Named Executive Officers, Messrs. Harris, Paquette and Busher, assuming target-level performance and excluding one-off discretionary LTIP awards, roughly 25% of overall compensation is guaranteed (base salary) while 75% is contingent and variable with payouts linked entirely to the Company’s ROE (25% in the form of annual cash bonus and 50% in the form of long-term share-based awards).  For Messrs. Pollett and Kim, who have comparably less influence over Company-wide performance and ROE, again assuming target-level performance, the guaranteed components of overall compensation are proportionately larger (30% for Mr. Pollett and 40% for Mr. Kim) while the variable components are proportionately smaller (70% for Mr. Pollett and 60% for Mr. Kim).  With respect to Messrs. Pollett’s and Kim’s variable compensation, a substantial proportion of the target payout (90%) is based on the Company’s ROE while a much smaller proportion (10%) is based on various personal performance metrics.  In light of the small portion of Messrs. Pollett’s and Kim’s total compensation that is dependent on personal performance metrics, the Company does not consider such metrics to be a material component of either executive’s compensation.

We assess our executive compensation policy by closely monitoring our ability to attract and hire key for positions and by monitoring our employee satisfaction and turnover.  Either a repeated inability to attract and hire for key positions or higher than anticipated key employee turnover would signal that our policy is out of step with our industry or our peers.  We believe that our compensation policy has been effective in recent years, enabling us to attract and retain key employees.

Components of Compensation

The compensation of our Named Executive Officers is governed by their service agreements, the ICP and the compensation arrangements we offer to our staff generally.  Service agreements are a common feature among our peer companies, particularly for those executives who are required to relocate to overseas offices.  For more information regarding service agreements, see “Service Agreements.”

We believe our compensation packages provide a meaningful array of incentives that correspond reasonably with packages offered for comparable positions in our industry.  Our Compensation Committee has chosen not to target strict and narrowly-applied market percentiles for any component of compensation in favor of a more flexible and dynamic approach. Such an approach provides the ability to address specific business conditions relevant to the Company, including the continued diversification of our underwriting lines and expansion of our operational platforms.  This approach also allows us to encourage and reward entrepreneurial efforts by our executives that promote the growth of our organization.

We collect peer group information and the results of independent market surveys on an annual basis to obtain a general understanding of the compensation practices among other insurers and reinsurers.  We do not use this information to target compensation relative to our peers formulaically.  Rather, the information provides us with a general overview of our market competitiveness.

To determine competitive compensation levels for executive positions in Bermuda, our primary overseas location where all of our Named Executive Officers, other than Mr. Paquette, are based, we subscribe to the following independent local market surveys and services: PricewaterhouseCoopers Bermuda International Business Compensation Survey, Towers Watson Survey on Executive Compensation, the Bermuda Employers’ Council Employment Conditions and Benefits Survey and Equilar’s Compensation Benchmarking service.

For executive positions, we also review compensation information obtained from publicly available sources such as securities law filings.  Based on factors deemed relevant by the Committee, such as market capitalization, annual premiums written and the markets in which we write business, we regard the following companies as our primary peers: Ariel Holdings Ltd., Flagstone Reinsurance Holdings, S.A., RenaissanceRe Holdings Ltd., Validus Holdings, Ltd. and various Lloyd’s syndicates.  We have selected these companies as a basis for comparison since they compete with us in underwriting various lines of business and since we believe the operational and industry challenges faced by their executive officers are similar to those that confront our Named Executive Officers. Although the Compensation Committee does not currently use the services of compensation consultants and does not regard the use of the above-noted surveys as constituting “consultation”, under its charter, the Compensation Committee has the authority to hire independent consultants at the Company’s expense.

A.   Base Salary and Benefits

As an international company, we face significant competition from our peers in attracting and retaining talented employees.  We believe, therefore, in providing our employees with base salaries and benefits that are set by reference to the nature and demands of the position, the knowledge, skills and experience of the individual and the state of the markets in the various locations in which we operate.

Base Salaries.  We offer our Named Executive Officers competitive base salaries that are proportionate to their day-to-day responsibilities and that, as described above and in accordance with our compensation philosophy, constitute less than half of their overall target compensation.  As a consequence of losses sustained by the Company in 2008 (primarily stemming from downturns in global investment markets), base salaries in excess of $200,000 were frozen for all senior operational executives (including the Named Executive Officers, other than Mr. Paquette), and for the majority of executives company-wide in 2009 and 2010, with limited exceptions in the context of a promotion or substantial increase in an executive’s responsibilities.  The 10% increase in Mr. Paquette’s base salary in April 2010 was designed to better align his total targeted annual compensation with similar roles at peer companies.

In 2010, the service agreements between the Company and each of Messrs. Harris and Busher were amended to provide for an increase in their base salaries from $675,000 to $900,000 and from $650,000 to $775,000, respectively, effective April 2011.  The salary increases, which were substantially offset by an elimination of their existing housing allowances, were adopted to better align Messrs. Harris’ and Busher’s rates of compensation with what the Compensation Committee considered market rates and to reflect the executives’ importance to the Company.  As noted above, since Mr. Harris became CEO in July 2008, the Company has experienced strong overall performance.  Mr. Busher, meanwhile, has assumed greater responsibilities in recent years, including being named the Company’s Head of European Operations in January 2008.

Effective April 1, 2011, Messrs. Paquette, Pollett and Kim’s base salaries will be increased to $355,000, $271,817 and $275,000, respectively, reflecting general cost of living increases.

The principal employee benefits we offer our executives are retirement, health and welfare benefits.  Many of our Bermuda-based executives also receive housing and personal travel allowances.  We do not pay tax gross-ups to any of our Named Executive Officers relating to any benefit programs or perquisites.  As a result of our annual review of benefit programs, we believe our benefits and perquisites are consistent with the practices of peer companies based in Bermuda.

Retirement Benefits. The Company provides its employees with retirement benefits through various Company-funded or Company-matched defined contribution retirement programs.  For U.S. citizens/permanent residents, the programs consist of two 401(k) plans, one for participants based in the U.S. and one for Bermuda-based participants.  Substantially equivalent programs for employees who are not U.S. citizens/permanent residents have been established in accordance with Bermuda law and the laws of the other jurisdictions in which we maintain offices.  Our Named Executive Officers participate in these retirement plans on the same terms and conditions as our other full-time employees.

Messrs. Harris and Paquette received supplemental defined contribution pension benefits in order to bring their total 2010 pension benefit in-line with all other Named Executive Officers at a level of 10% of their base salary.   Mr. Harris received his 2010 supplemental benefit in cash and Mr. Paquette received his 2010 supplemental benefit in the form of a Company-provided contribution to a non-qualified deferred compensation plan.  See “All Other Compensation–2010” and “Non-Qualified Deferred Compensation.”

Health and Welfare Plans. The Company provides all its employees with comprehensive health and welfare benefits, including medical, dental, life and disability insurance.  Our U.S.-based employees, including Mr. Paquette, bear a portion of the cost of these benefits.

Housing and Personal Travel Allowances.  Many of our executives are required to maintain residences in Bermuda.  To encourage executives to join the Company, we may provide them with housing allowances to help defray the high cost of housing in the local market.  We also provide allowances to our Bermuda-based executive officers for a certain amount of personal travel for return trips to their home countries.  In 2010, each of our Named Executive Officers, other than Mr. Paquette, received housing and personal travel allowances.  Housing allowances for Messrs. Harris and Busher, however, have been discontinued effective April 1, 2011 as part of the amendments of their service agreements in 2010.    See “Perquisites and Other Personal Benefits –2010.”

B.    Annual Cash Bonuses

We provide annual cash bonus opportunities that are either entirely or substantially tied to calendar year operating performance.  We believe such bonuses are both common and appropriate for short-tail, property-oriented insurers and reinsurers and are an important tool for influencing executive behavior in circumstances in which long-term incentives have not had sufficient time to mature.

General Framework.  Annually, the Compensation Committee reviews and adopts a cash bonus plan. The Compensation Committee establishes threshold, target and maximum bonus opportunities for the plan, each expressed as a percentage of base salary, and selects performance criteria it believes are appropriate. This process enables the Compensation Committee to adjust the plan in light of developments affecting the industry as a whole and the Company in particular.  Expression of incentive compensation measures as percentages of salary reflects a standard industry approach; one we believe enables our employees to better understand how bonuses and incentive awards are calculated.

Performance Measurement and Payouts.  All employees and Named Executive Officers are currently subject to a ROE-based performance measure for our annual bonus plan, wherein a standard investment rate (4.15% for 2009 and 3.75% for 2010) is applied in place of the Company’s actual investment return. This rate, which is determined by the Compensation Committee and approved by the full Board at the beginning of each performance cycle, is largely based on the Company’s total investment return expectation for that year.  ROE is computed by dividing our adjusted comprehensive income2  by the Company’s actual average shareholders’ equity.  The standard investment rate is the rate that results in the achievement of our targeted ROE for the year when combined with our projected underwriting result, each as approved by our Board.

2 Our adjusted comprehensive income for 2010 was based on our actual comprehensive income of $208.7 million, less our actual investment return on our investments, investment-related derivatives and cash and cash equivalents of $114.6 million, plus a standardized investment return on our investments, cash and cash equivalents of $101.9 million (as computed by multiplying our average total investments, cash and cash equivalents for 2010 of $2,717.5 million by 3.75%).

For 2010, the threshold, target and maximum bonus amounts for Messrs. Harris, Paquette and Busher were equivalent to 0%, 100% and 200% of base salary, respectively, and for Messrs. Pollett and Kim were equivalent to 0%, 75% and 145% of base salary, respectively. Threshold and target ROE performance were set at 3.69% and 9.69%, respectively, for all participating employees in the Company’s cash bonus plan.  No bonus would result from a ROE of 3.69% or less for Messrs. Harris, Paquette and Busher, while Messrs. Pollett and Kim would each still be eligible for bonuses in such circumstances of no more than approximately 10% of their base salary linked to personal performance.  ROE in excess of 19.69% would result in the maximum bonus of two times base salary for Messrs. Harris, Paquette and Busher and, if personal performance metrics are maximized, approximately 1.45 times base salary for Messrs. Pollett and Kim.

The ROE levels selected each year represent returns of 100, 700 and 1,700 basis points over the five-year U.S. Treasury rate established as of the beginning of the calendar year for threshold, target and maximum awards, respectively.  We believe these are adequate risk-adjusted return targets for Shareholders given our current risk profile as a property-oriented insurer and reinsurer.

In light of the nature of the Company’s business and the potential for unforeseen catastrophic events to disrupt our results, the Compensation Committee retains absolute discretion in determining the final value of annual cash bonuses for our Named Executive Officers.  This discretion includes the ability to adjust bonuses upward or downward in light of achievement or failure to achieve annual performance goals and to guarantee or discontinue bonuses in response to market circumstances. Historically, the Compensation Committee has used its discretion in limited circumstances following market changing events, such as after Hurricanes Katrina, Rita and Wilma in 2005 when guaranteed minimum bonuses were introduced as a temporary retention measure for all executives participating in the Company’s annual bonus plan through 2006.  The Compensation Committee did not exercise its right to adjust bonus payments to any of our Named Executive Officers in 2010.

Bonuses are recommended by the Compensation Committee and approved by the Board.  For 2010, the payouts received by Messrs. Harris, Paquette and Busher were equal to 1.23 times ending base salary (123% of their target bonus), based solely on the Company’s actual ROE achieved of 11.94%.  Payouts received by Messrs. Pollett and Kim for 2010 were equal to 0.90 times base salary (120% of their target bonus) based on a blend of the Company’s actual ROE achieved and the smaller personal performance component.

C.    Long-Term Incentive Awards

The LTIP, our sole share-based incentive plan, was last approved by Shareholders at our 2007 Annual General Meeting of Shareholders.  At the discretion of the Compensation Committee, incentive awards, the values of which are based on the value of our Common Shares, may be made to eligible plan participants, including our Named Executive Officers.  Incentive awards under the LTIP may consist of performance shares, share appreciation rights or RSUs, although all LTIP awards currently outstanding consist of RSUs.  Generally, we grant such awards at the commencement of three- to five-year periods.  By vesting these awards over time, our goal is to retain key employees through cyclical market conditions.

During 2010, we continued to use contingent annual RSU awards as the principal component of our long-term incentive compensation.  RSUs are phantom restricted shares that, depending on the individual award, vest in equal tranches over three-, four- or five-year periods, subject to the recipient maintaining an active employment relationship with the Company (including a directorship or consultancy role) through the applicable vesting date.  Holders of RSUs are not entitled to voting rights but are entitled to receive dividend equivalents and distributions declared on Common Shares, provided that the performance period (as discussed below) is concluded.  RSUs are payable in Common Shares on a gross or net share basis upon satisfaction of all vesting conditions.

Pursuant to our annual RSU awards, the actual number of RSUs to be awarded is dependent on the Company’s ROE during the initial year of the four-year award cycle.  Thus, during the initial year, the number of RSUs expected to be awarded for a cycle may fluctuate.

For the 2010-13 annual RSU award cycle, the target number of RSUs to be awarded was calculated as 2.0 times base salary for Messrs. Harris, Paquette and Busher, 1.5 times base salary for Mr. Pollett and 0.75 times base salary for Mr. Kim, in each case divided by a preset price per Common Share ($22.00 with respect to 2010, as opposed to our January 1, 2010 share price of $17.32), which was used to limit the number of RSUs issuable Company-wide at target to approximately 580,000 for that award cycle in order to manage our remaining LTIP inventory.  The RSUs vest and pay out in four equal, annual installments once the award is fixed and determinable.

For the contingent RSU awards, the target performance metric for the 2010-13 cycle was based on a 2010 ROE of 9.69%, with a threshold of 3.69% and a maximum of 19.69%.  Based on the actual 2010 ROE achieved (11.94%), the final percentage of contingent RSUs granted for the award cycle to each participating employee was 123% of target.

We also continued our policy of providing for one-off discretionary awards of fixed RSUs as an inducement to new hires, as a retention measure or to reward exceptional performance by our executives, although none of our Named Executive Officers received any one-off awards of RSUs in 2010.

We anticipate that our remaining LTIP capacity will be dedicated solely to grants of annual and one-off RSUs, will be awarded in most instances based on the achievement of pre-established performance objectives and will contain time-based vesting and payout requirements designed to promote retention.  We believe this approach promotes long-term share ownership by employees in the form of a tangible, equity-linked award, which aligns the interests of employees and Shareholders.  Such an approach also mitigates the adverse effects of volatility and cyclicality affecting the results of the insurance and reinsurance sector and our Company.

2010 RSU Payouts and Vesting.  During 2010, each of our Named Executive Officers earned and subsequently received RSU payouts for the third installment of the 2008-11 award cycle, the second installment of the 2009-12 award cycle and the first installment of the 2010-13 award cycle. Each of our Named Executive Officers also earned and subsequently received partial installments of any one-off RSU awards previously granted to him.  For additional information regarding outstanding grants and grants that vested during 2010, see “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested”.

Common Share Ownership Requirements

Our Named Executive Officers are not subject to formal Common Share ownership requirements.  However all are Shareholders in the Company and all have outstanding RSU awards that constitute interests equivalent in value to Common Shares.  As of December 31, 2010, our Named Executive Officers each owned Common Shares and had interests equivalent to Common Shares with an aggregate market value of at least 6.0 times their annual base salaries (with the exception of Mr. Kim whose Common Shares and interests had an aggregate market value of 3.0 times his annual base salary), with the average being 8.8 times.

The Company’s Insider Trading Policy prohibits our directors, officers and employees from buying or selling options on Common Shares, from selling Common Shares short and from pledging Common Shares as collateral.

Change in Control and Severance

Our Named Executive Officers may be entitled to payments following termination of their employment and/or upon a change in control in the Company.  These payments are governed by the Named Executive Officers’ individual service agreements, the Company’s Severance Plan and the LTIP and are due in conjunction with a termination of employment under certain of the following situations: (i) voluntary termination of employment by the executive with or without “good reason”; (ii) termination of employment by the Company without “cause”; (iii) termination of employment by the Company following disability; (iv) non-renewal of their current service agreement; (v) refusal/revocation of their Bermuda work permit; and (vi) a change in control of the Company followed by termination.  In the event of termination of employment for “cause”, none of the Named Executive Officers are entitled to any termination-related payments.

In 2010, termination provisions of the service agreements between the Company and each of Messrs. Harris and Busher were amended.  If either executive terminates his employment without “good reason”, he will now be entitled to receive continuation of base salary, medical benefits and vesting of LTIP awards for twelve months following termination. The Company has provided for these severance benefits in order to promote compliance with the non-competition provisions in Messrs. Harris’ and Busher’s service agreements, and the Company may cease continuation of base salary and LTIP vesting at any time in exchange for releasing the relevant Named Executive Officer from his non-competition obligation.

Upon a change in control of the Company, our Named Executive Officers are entitled to receive payments under our LTIP.  Under our Severance Plan, Messrs. Harris, Paquette and Busher are entitled to receive additional payments if, during the twenty-four months following the change of control, their employment is terminated by the Company without “cause” or by the executive as the result of a “constructive termination” (as such terms are defined in the Severance Plan).  These “double-trigger” severance payments would be made in lieu of any salary continuation or severance payments these officers would be entitled to receive under the terms of their service agreements. The purpose of these arrangements is to mitigate the disincentives that may exist (economic and otherwise) in a transaction negotiated by senior executives for the benefit of Shareholders as a result of which the executives’ positions may be eliminated.

The key feature of the Severance Plan is that a simple change in control (for example in the case of an agreed takeover) does not automatically trigger a vesting of benefits.  A second trigger – namely the termination without cause or constructive termination of the Named Executive Officer’s employment following the change in control – must also occur.

For additional information regarding the circumstances under which severance or change in control benefits are payable and the amounts thereof, see “Potential Payments Upon Termination of Employment or Change in Control” and “Service Agreements”.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to any of a company’s named executive officers (under current rules, other than the CFO). None of our current incentive compensation arrangements specifically address Section 162(m).

Prior to 2007, we were exempt from U.S. income taxes because we had no operations in the U.S.  However, as a result of the establishment of our U.S. operations beginning in 2007, we are now subject to U.S. income taxes and are therefore potentially subject to Section 162(m) limitations on deductions.  We believe that the value of any lost deductions is currently insignificant, but we are continuing to review the desirability of bringing certain of our incentive compensation arrangements into compliance with Section 162(m) for the purpose of future awards.

Role of Executive Officers in Executive Compensation and CEO Compensation

The components and levels of compensation for each of our Named Executive Officers are set by the Compensation Committee in consultation with our CEO (except in his own case) by reference to their individual circumstances and are approved by our Board.  The Compensation Committee reviews all of the Company’s compensation policies at least annually and also reviews all elements of remuneration for our Named Executive Officers.

As CEO, Mr. Harris makes recommendations to the Compensation Committee on all aspects of the compensation for our Named Executive Officers, including general plan structures, performance measures and any amendments thereto.

The recommended compensation for Mr. Harris is not discussed or reviewed with him prior to Compensation Committee review and he is not present during any Compensation Committee or Board discussions regarding his remuneration.

The Company’s General Counsel and Secretary, Mr. Kim, acts as Secretary for the Compensation Committee and along with Kevin E. Long, the Company’s Global Head of Human Resources, coordinates the preparation of meeting and research materials.  Mr. Long develops recommendations to the Compensation Committee as well as the Chairman of the Board and Lead Director regarding the CEO’s compensation. He is also responsible for providing members of our Board with sufficient information, including reports on the market practices of peer companies, to enable them to review and recommend structures, levels and targets for the CEO’s compensation.

Claw-Back Policies

Historically, we have not maintained a formal recoupment or “claw-back” policy to recover ICP award payouts in the event the performance measures associated with the awards are subsequently restated or subject to downward adjustments (to date, the Company has never had to restate its financial reports).  Dodd-Frank, however, now requires the adoption of claw-back policies by companies listed on national securities exchanges.  Implementation rules for this new requirement have yet to be finalized as of the date of this Proxy Statement.  We firmly support claw-back policies and, once such rules are finalized, we intend to adopt a mandatory claw-back policy in compliance with such provisions.

Despite not having a formal “claw-back policy” in place at this time, our current framework provides the Company with a number of protections that function in a manner that is similar to a claw-back policy.  For example: (i) the value of all our outstanding RSU awards is dependent on the value of our Common Shares, and accordingly, any adverse adjustment to our financial performance would likely cause a decline in the value of unvested RSU awards; (ii) our Named Executive Officers own physical Common Shares with an aggregate market value of between 1.5 and 10.5 times their annual base salaries, with the average being 5.2 times; (iii) under the terms of our service agreements and our ICP, the Company would be permitted to terminate an executive who engaged in fraud, gross negligence or gross misconduct for “cause”, which would result in forfeiture of all of the executive’s outstanding annual incentive and RSU awards; and (iv) pursuant to the Sarbanes-Oxley Act of 2002, the SEC is entitled to recover certain compensation from our CEO and CFO in the event of a restatement resulting from misconduct.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of the Company during 2010 and the Board notes no relationship that would impair the independence of any director who served as a member of the Compensation Committee during 2010.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure required by Item 402(b) of Regulation S-K of the 1934 Act with management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 25, 2011

Morgan W. Davis (Chair)

Clement S. Dwyer, Jr.

J. Roderick Heller III

Candace L. Straight

Executive Officer Compensation

Summary Compensation Table

The following table sets forth information relating to compensation awarded to, earned by or paid for services rendered in all capacities during 2010, 2009 and 2008 by our Named Executive Officers.

Name and		Salary	Bonus (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total

Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Christopher L. Harris	2010	675,000	-	1,062,818	-	830,250	-	342,214	2,910,282
President and CEO	2009	675,000	-	1,560,825	-	1,302,750	-	343,638	3,882,213
(Principal Executive Officer)	2008	587,500	-	1,334,063	-	337,500	-	315,357	2,574,420

Michael S. Paquette	2010	322,500	-	519,600	-	405,900	-	71,400	1,319,400
CFO and EVP	2009	300,000	-	503,700	-	579,000	-	47,549	1,430,249
(Principal Financial Officer)	2008	296,667	-	425,250	-	150,000	-	32,372	904,289

Thomas G.S. Busher	2010	650,000	-	1,023,455	-	799,500	-	339,352	2,812,307
Deputy Chairman, COO	2009	650,000	-	1,091,350	-	1,254,500	-	296,707	3,292,557
and EVP	2008	575,000	-	921,381	-	325,000	-	259,545	2,080,926

William Pollett	2010	267,800	-	316,247	-	241,422	-	202,573	1,028,042
Treasurer and	2009	267,800	-	337,227	-	371,974	-	218,424	1,195,425
and SVP	2008	267,800	-	379,612	-	133,900	-	205,143	986,455

Jonathan B. Kim	2010	265,359	-	156,682	-	238,226	-	149,717	809,984
General Counsel, Secretary	2009	265,359	-	167,074	-	369,579	-	145,967	947,979
and SVP	2008	265,359	-	141,047	-	99,510	-	137,371	643,287

(1)

The Company does not provide guaranteed minimum or discretionary bonuses to its Named Executive Officers. Compensation shown as “Non-Equity Incentive Plan Compensation” within the above table represents the amount to which the Named Executive Officer was entitled under the Company’s annual bonus plan or otherwise. See “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Bonuses.”

(2)

For variable RSUs, represents the grant date fair value at target (the most probable outcome as of the date of grant) in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. At the maximum payout, the value of the RSUs granted to Mr. Harris would be: 2010 - $2,125,636; 2009 - $2,266,650; 2008 - $1,913,625; for Mr. Paquette: 2010 - $1,039,200; 2009 - $1,007,400; 2008 - $850,500; for Mr. Busher: 2010 - $2,046,909; 2009 - $2,182,700; 2008 - $1,842,761; for Mr. Pollett: 2010 - $632,495; 2009 - $674,454; 2008 - $759,224; and for Mr. Kim: 2010 - $313,365; 2009 - $334,147; 2008 - $282,094. For fixed RSUs, represents the grant date fair value in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. See Note 8 to the 2010 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs.

(3)	The individual components of “All Other Compensation” for 2010 are presented in the tables that follow.

All Other Compensation - 2010

	Perquisites
	and Other		Defined
	Personal	Housing	Contribution	Dividends	Life
	Benefits (1)	Allowance	Pension	on RSUs (2)	Insurance (3)	Total
Name	($)	($)	($)	($)	($)	($)
Christopher L. Harris	53,608	144,000	49,000	90,046	5,560	342,214
Michael S. Paquette	17,200	-	16,500	35,253	2,447	71,400
Thomas G.S. Busher	55,572	144,000	65,000	73,001	1,779	339,352
William Pollett	32,930	120,000	26,780	19,883	2,980	202,573
Jonathan B. Kim	2,600	108,000	26,536	9,629	2,952	149,717

(1)    See table below for the individual components of Perquisites and Other Personal Benefits.

(2)    Represents dividend equivalents earned on outstanding RSU awards.

(3)    Represents the cost of employer-provided life insurance.

Perquisites and Other Personal Benefits - 2010
					Supple-
					mental
			Tax and	Car	Defined
	Personal	Health Club	Financial	Service/	Contribution
	Travel (1)	Membership	Planning	Parking (2)	Pension (3)	Total
Name	($)	($)	($)	($)	($)	($)
Christopher L. Harris	22,210	1,380	2,756	8,762	18,500	53,608
Michael S. Paquette	-	-	-	1,450	15,750	17,200
Thomas G.S. Busher	55,572	-	-	-	-	55,572
William Pollett	29,000	1,380	2,550	-	-	32,930
Jonathan B. Kim	2,600	-	-	-	-	2,600

(1)    Represents the incremental cost to the Company of reimbursing personal travel for our Bermuda-based Named Executive Officers.

(2)    Reflects the cost of a Bermuda car/taxi service to/from work for Mr. Harris and parking in the U.S. for Mr. Paquette. The car/taxi service is provided to Mr. Harris due to restrictions imposed upon him by his service agreements regarding permitted modes of transportation while in Bermuda.

(3)    Represents supplemental defined contribution pension benefits made to Messrs. Harris and Paquette in order to bring their total 2010 pension benefit in-line with all other Named Executive Officers at a level of ten percent of base salary. Mr. Harris received his 2010 supplemental benefit in cash and Mr. Paquette received his 2010 supplemental benefit in the form of a Company-provided contribution to a non-qualified deferred compensation plan. See “Non-Qualified Deferred Compensation.”

Grants Of Plan-Based Awards – 2010
								All Other	All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock	Option		Grant Date
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Awards:	Awards:	Exercise	Fair Value
		Awards			Awards			Number of	Number of	or Base	of Stock
								Shares of	Securities	Price of	and Option
								Stock or	Underlying	Option	Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	(3) (4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Christopher L. Harris
Non-Equity Awards (1)	1/1/10	0	675,000	1,350,000	-	-	-	-	-	-	-
Variable RSUs (2)	1/1/10	-	-	-	0	61,364	122,727	-	-	-	1,062,818
Michael S. Paquette
Non-Equity Awards (1)	1/1/10	0	330,000	660,000	-	-	-	-	-	-	-
Variable RSUs (2)	1/1/10	-	-	-	0	30,000	60,000	-	-	-	519,600
Thomas G.S. Busher
Non-Equity Awards (1)	1/1/10	0	650,000	1,300,000	-	-	-	-	-	-	-
Variable RSUs (2)	1/1/10	-	-	-	0	59,091	118,182	-	-	-	1,023,455
William Pollett
Non-Equity Awards (1)	1/1/10	0	200,850	401,700	-	-	-	-	-	-	-
Variable RSUs (2)	1/1/10	-	-	-	0	18,259	36,518	-	-	-	316,247
Jonathan B. Kim
Non-Equity Awards (1)	1/1/10	0	199,019	398,039	-	-	-	-	-	-	-
Variable RSUs (2)	1/1/10	-	-	-	0	9,046	18,093	-	-	-	156,682

(1)    Represents the Named Executive Officer’s annual bonus potential for 2010. See “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Bonuses.”

(2)    Represents variable RSUs awarded for the 2010-2013 award period. Variable RSUs are contingent awards in which the actual number of RSUs awarded is dependent on Company performance during the initial year of the four year award cycle (the “Initial RSU Period”). The actual number of variable RSUs is not fixed and determinable until the completion of the Initial RSU Period. The number of RSUs shown above at target is based on an achieved ROE of 9.69%. The number of RSUs shown at maximum is based on an achieved ROE of 16.69% or greater. At an achieved ROE of 3.69% or less, no variable RSUs would be awarded. These RSUs vest ratably over a four-year period subject to continuous employment. See Note 8 to the 2010 10-K.

(3)    Represents the grant date fair value at target (the most probable outcome as of the date of grant) in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. At the maximum payout, the value of the variable RSUs granted to Messrs. Harris, Paquette, Busher, Pollett and Kim would be $2,125,636, $1,039,200, $2,046,909, $632,495 and $313,365, respectively.

(4)    Based on the actual ROE achieved for 2010 of 11.94% (or 123% of target), the actual number of variable RSUs granted to Messrs. Harris, Paquette, Busher, Pollett and Kim by the Compensation Committee for this award period were 75,478, 36,900, 72,682, 22,459 and 11,127, respectively, with an associated grant date fair value, determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures, of $1,307,279, $639,108, $1,258,852, $388,990 and $192,720, respectively. See Note 8 to the 2010 10-K for a description of the assumptions used to determine the initial grant date fair value of RSUs.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Equity
Incentive
								Plan	Equity
			Equity					Awards:	Incentive
			Incentive					Number of	Plan Awards:
			Plan					Unearned	Market or
			Awards:				Market	Shares,	Payout Value
	Number of	Number of	Number of			Number of	Value of	Units	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	or Other	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	Rights	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	That	Rights That
	Options	Option	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested (1)	Vested (2)	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Christopher L. Harris	-	-	-	-	-	182,527	3,639,588	-	-
MichaelS.Paquette	-	-	-	-	-	71,750	1,430,695	-	-
Thomas G.S.Busher	-	-	-	-	-	144,005	2,871,460	-	-
WilliamPollett	-	-	-	-	-	39,014	777,939	-	-
Jonathan B. Kim	-	-	-	-	-	18,983	378,521	-	-

(1)    Represents the following outstanding RSU awards: (i) 12,000 fixed RSUs for the 2007-2012 award period for Mr. Paquette; (ii) 20,000 fixed RSUs for the 2008-2012 award period for each of Messrs. Harris and Busher; (iii) 15,000 fixed RSUs for the 2008-2013 award period for Mr. Harris; (iv) 18,750 fixed RSUs for the 2009-2013 award period for Mr. Harris: (iv) variable RSUs for the 2008-2011 award period for Messrs. Harris, Paquette, Busher, Pollett and Kim of 7,032, 3,125, 6,770, 2,788 and 1,035, respectively; (v) variable RSUs for the 2009-2012 award period for Messrs. Harris, Paquette, Busher, Pollett and Kim of 65,137, 28,950, 62,724, 19,382 and 9,603, respectively; and (vi) variable RSUs for the 2010-2013 award period for Messrs. Harris, Paquette, Busher, Pollett and Kim of 56,608, 27,675, 54,511, 16,844 and 8,345, respectively.

All outstanding RSUs vest ratably over the award period on December 15 of each year, except for: (i) 33,750 RSUs for Mr. Harris of which 15,000 RSUs are for the 2008-2013 award period and vest ratably on July 1 of each year and 18,750 RSUs are for the 2009-2013 award period and vest ratably on November 19 of each year; and (ii) 12,000 RSUs awarded to Mr. Paquette for the 2007-2012 award period and vest ratably on May 7 of each year.

(2)    The market value of RSUs outstanding was calculated using the Company’s closing share price of $19.94 at December 31, 2010.

Option Exercises and Stock Vested - 2010
	Option Awards		Stock Awards (1)

	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Vesting	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
Christopher L. Harris	-	-	79,720	1,585,831
Michael S. Paquette	-	-	32,825	631,703
Thomas G.S. Busher	-	-	66,305	1,339,931
William Pollett	-	-	18,096	365,452
Jonathan B. Kim	-	-	8,620	174,043

(1)    Represents RSU awards and the value thereof that vested during 2010.

Non-Qualified Deferred Compensation - 2010

	Executive	Company	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	In Last	Withdrawals/	Last Fiscal
	Year	Year	Fiscal	Distributions	Year-End
Name	($)	($)	Year (1)	($)	($)
Christopher L. Harris	-	-	3,409	-	32,606
Michael S. Paquette	-	15,750	248	-	15,998
Thomas G.S. Busher	-	-	-	-	-
William Pollett	-	-	-	-	-
Jonathan B. Kim	-	-	-	-	-

(1)    The approximate annual rate of return earned on Mr. Harris’ balance for the year ended December 31, 2010 was 11.0%. The approximate rate of return earned on Mr. Paquette’s balance for the 16 day period ended December 31, 2010 was 1.6%.

The Company’s non-qualified deferred compensation plans allow participants to voluntarily defer, or for the Company to provide, qualifying remuneration payable (consisting of all or a portion of their salary, annual bonus and Company-provided contributions) which can be invested in various investment options available to the general public. Participants may change their investment elections daily.

A payment date is designated with each deferral election made. Participants may elect to receive payments in a lump sum or in annual installments. Payment dates cannot be accelerated and commence upon the earliest of the designated payment date, death and separation from service.

On December 15, 2010, the Company provided Mr. Paquette with a $15,750 supplemental defined contribution pension benefit in order to bring his total 2010 pension benefit in-line with all other Named Executive Officers at a level of ten percent of base salary. Mr. Paquette’s 2010 supplemental defined contribution pension benefit has been included in the Summary Compensation table as “All Other Compensation.”

Mr. Harris did not make or receive any non-qualified deferred compensation contributions from 2008 to 2010.

All current and prior year earnings have been excluded from the Summary Compensation Table as none of the investment options offered under the deferred compensation plan provide an above-market rate of interest.

Narrative to the Summary Compensation Table and Grants Of Plan-Based Awards

Service Agreements

Each of the Named Executive Officers is party to a service agreement with the Company. Each service agreement entitles the relevant Named Executive Officer to a base salary, the right to participate in the Company’s annual bonus plan and LTIP and certain benefits and other perquisites. For further information regarding the components of the Named Executive Officers’ compensation, see “Compensation Discussion and Analysis-Components of Compensation.”

During 2010 the service agreements between the Company and each of Messrs. Harris and Busher were amended to provide for an increase in their base salaries from $675,000 to $900,000 and from $650,000 to $775,000, respectively, effective April 2011. These salary increases, which were substantially offset by an elimination of their existing housing allowances, were adopted to better align Messrs. Harris’ and Busher’s rates of compensation with what the Compensation Committee considered market rates and to reflect the executives’ importance to the Company.

Mr. Harris’ amended service agreement also provides that, in the event it shall be determined that any payment under his service agreement would be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, then such payments shall be reduced (with cash payments being reduced before share-based payments) in such a manner that no portion of such payments are considered “excess parachute payments” under Section 280G of the Internal Revenue Code. However, if such a reduction would result in Mr. Harris receiving less after-tax compensation than he would have ordinarily received, then such payments shall not be reduced.

Messrs. Harris and Busher’s service agreements are for three-year terms ending December 31, 2013. Mr. Paquette’s service agreement is continual and is terminable upon twelve-months’ written notice by the Company and upon six-months’ written notice by the executive. Messrs. Pollett’s and Kim’s service agreements are continual and are terminable upon six-months’ written notice by either the Company or the executive.

The service agreements with the Named Executive Officers entitle them to certain benefits upon various terminations of employment. For information regarding the principal terms and conditions of these provisions see “Executive Officer Compensation-Potential Payments Upon Termination of Employment or Change in Control.”

The service agreements also contain restrictive covenants that prevent the Named Executive Officers from engaging in certain competitive activities and soliciting our customers and employees. Such covenants are effective during the relevant Named Executive Officer’s employment and, with respect to each Named Executive Officer other than Mr. Pollett, for 12 months thereafter.  With respect to Mr. Pollett, the non-competition covenant terminates six months following the termination of his employment, and the non-solicitation covenant remains effective until 12 months following the termination of his employment. Pursuant to their service agreements, each Named Executive Officer is also subject to a confidentiality covenant of an indefinite duration.

Annual Cash Bonuses

Each Named Executive Officer participates in the Company’s annual cash incentive bonus plan. The Company does not currently pay guaranteed minimum or discretionary bonuses (although in light of the Company’s business and the potential for unforeseen catastrophic events to disrupt the Company’s performance, the Compensation Committee retains the discretion to implement guaranteed minimum or discretionary bonuses if necessary).

Pursuant to their service agreements, Messrs. Harris, Paquette and Busher are specifically entitled to a target bonus opportunity equal to 100% of the executive officer’s respective base salary.

For further information regarding the terms of the Company’s annual cash incentive bonus plan, see “Compensation Discussion and Analysis-Components of Compensation-Annual Cash Bonuses.”

LTIP Awards

In 2010, each Named Executive Officer received a grant of variable RSUs that vest ratably over a four-year period subject to continuous employment. The actual number of RSUs awarded is dependent on the Company’s return on equity. For further information regarding the terms of the Company’s RSU awards, see “Compensation Discussion and Analysis-Components of Compensation-Long-Term Incentive Awards.”

Potential Payments Upon Termination of Employment or Change in Control

The following tables outline the potential payments and benefits that our Named Executive Officers would be entitled to receive under certain situations involving a termination of their employment, including a termination resulting from a change in control of the Company. Our Named Executive Officers are not employed at-will and the terms and conditions of their employment are governed by their individual service agreements. Each service agreement is negotiated independently and the specific provisions of each may vary, in some cases significantly, from person to person. See “Service Agreements”, above. Termination of employment and satisfaction of all conditions to payment are deemed to occur at December 31, 2010 for purposes of this presentation. The closing market price of Common Shares on December 31, 2010 was $19.94 as quoted on NYSE.

The amounts shown in the tables that follow do not include payments and benefits provided on a non-discriminatory basis to salaried employees upon termination of employment. These include: (i) earned but unpaid salary, unused vacation pay and continuation of standard insurance benefits (consisting of medical, dental and disability coverages) through the effective date of termination; (ii) reimbursement of all documented business-related expenses; and (iii) accumulated balances under any of the Company’s qualified defined contribution retirement plans.  In addition, the amounts shown in the tables do not include any distributions of non-qualified deferred compensation, which would become payable no later than the fifteenth day of the third calendar month following any termination of employment. The amount of such non-qualified deferred compensation is set forth in “Executive Officer Compensation - Nonqualified Deferred Compensation.”

In all cases, our Named Executive Officers may not compete against the Company or solicit its clients or employees for a period of up to one year following termination, for any reason, without the Company’s prior consent. The Company may require the executive to not attend work and/or not to undertake all or any of their duties during such period.

Amounts Payable Upon Termination of Employment by the Company For Cause

In the event of termination of employment by the Company for cause, none of the Named Executive officers are entitled to any discretionary payments.

Cause, as used in this instance, means: (i) a conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); or (ii) willful gross negligence or willful gross misconduct by the executive in connection with his employment with the Company which causes or is likely to cause material loss or damage to the Company.

Amounts Payable Upon Voluntary Termination of Employment by the Executive
		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)
Christopher L. Harris	675,000	1,589,607	18,009	-	2,282,616
Michael S. Paquette	165,000	119,640	-	-	284,640
Thomas G.S. Busher	650,000	1,322,097	10,562	-	1,982,659
William Pollett	133,900	-	-	-	133,900
Jonathan B. Kim	132,680	-	-	-	132,680

In the event of voluntary termination of employment by the executive, Messrs. Harris and Busher are entitled to a continuation of their base salary, LTIP vesting and medical benefits during the twelve-month period following the date of termination. Messrs. Paquette, Pollett and Kim are each required to provide the Company with six-months’ written notice and are entitled to a continuation of their base salary and, for Mr. Paquette, LTIP vesting of certain of his outstanding awards during that period. The Company may avoid or discontinue paying Messrs. Harris and Busher cash severance payment or vesting their outstanding RSUs in exchange for releasing them from the restrictive covenants related to non-competition and non-solicitation in their service agreements.

Amounts Payable Upon Termination of Employment by the Company Following Disability
		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)
Christopher L. Harris	-	-	-	204,750	204,750
Michael S. Paquette	-	-	-	-	-
Thomas G.S. Busher	-	-	31,686	-	31,686
William Pollett	267,800	-	-	-	267,800
Jonathan B. Kim	265,359	-	-	-	265,359

In the event of termination of employment by the Company following disability, Mr. Harris is entitled to a one-time payment of repatriation/relocation benefits, Mr. Busher is entitled to a continuation of his current medical benefits for the remaining term of his service contract and Messrs. Pollett and Kim are entitled to a continuation of their base salaries for twelve months.

Disability, in this instance, means that the executive is unable to perform the duties and responsibilities required of him due to a physical and/or mental disability for a stated period of time.

Amounts Payable Upon Termination of Employment by the Company Following a Change in Control
		Accelerated			Total
	Cash	Vesting of	Continuation	Repatriation/	Payments
	Severance	LTIP	of Medical	Relocation	Upon
	Payment	Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)
Christopher L. Harris	5,933,250	3,639,588	-	-	9,572,838
Michael S. Paquette	1,818,000	1,430,695	-	-	3,248,695
Thomas G. S. Busher	5,713,500	2,871,460	-	-	8,584,960
William Pollett	133,900	777,939	-	-	911,839
Jonathan B. Kim	132,680	378,521	-	-	511,201

The Company’s Severance Plan provides for the payment of specified benefits if a participant’s employment is terminated by the Company without cause or by the participant pursuant to a constructive termination within twenty-four months following the occurrence of a change in control, as defined in the LTIP. Benefits payable under the Severance Plan are triggered if termination is initiated by: (i) the Company for a reason other than death, disability or cause; or (ii) the executive in the case of constructive termination or for good reason. The Severance Plan is administered by the Compensation Committee, which is authorized to interpret the plan and to establish, amend and rescind any rules and regulations relating to the plan. For purposes of the Severance Plan, (i) “cause” means (a) willful gross negligence or willful gross misconduct by the participant in connection with his or her employment with the Company or one of its subsidiaries which causes, or is likely to cause, material loss or damage to the Company or (b) conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); and (ii) “constructive termination” means a termination of a participant’s employment with the Company or a subsidiary at the initiative of the participant that the participant declares by prior written notice delivered to the Secretary of the Company to be a constructive termination by the Company or subsidiary and which follows (a) a material decrease in his or her salary or bonus opportunity or (b) a material diminution in the authority, duties or responsibilities of his or her position with the result that the participant makes a determination in good faith that he or she cannot continue to carry out his or her job in substantially the same manner as it was intended to be carried out immediately before such diminution.

Under the provisions of the Severance Plan, Messrs. Harris and Busher are eligible for Group A severance benefits and Mr. Paquette is eligible for Group B benefits. Group A benefits consist of three times the sum of: (i) the executive’s annual base salary at the greater of the annual rate in effect on the executive’s severance date, or the annual rate in effect on the date of the change in control; and (ii) the executive’s highest annual bonus received in the three years preceding the year in which the severance occurs. Group B benefits consist of two times the sum of: (i) the executive’s annual base salary at the greater of the annual rate in effect on the executive’s severance date, or the annual rate in effect on the date of the change in control; and (ii) the executive’s highest annual bonus received in the three years preceding the year in which the severance occurs. In order to receive any payments under the Severance Plan, the executive must execute a general release of all claims against the Company within sixty days after termination of employment. Pursuant to the service agreements with each of Messrs. Harris, Paquette and Busher, amounts payable to them under the Severance Plan would offset other benefits to which the executive would be entitled upon his termination of employment without cause or for good reason (as discussed below). As of December 31, 2010, amounts payable under the Severance Plan to each of Messrs. Harris, Paquette and Busher would fully offset any benefits to which they would be entitled under their service agreements.

Under the provisions of the LTIP, if, within twenty-four months following the occurrence of a change in control, a participant’s employment is terminated by the Company for a reason other than death, disability or cause, or by the executive following a constructive termination or retirement at age 60, all outstanding RSUs immediately vest.

Amounts Payable Upon Termination of Employment - Other Events Not Following A Change in Control (as Applicable)

					Total
	Cash	Accelerated	Continuation	Repatriation/	Payments
	Severance	Vesting of	of Medical	Relocation	Upon
	Payment	LTIP Awards	Benefits	Expenses	Termination
Name	($)	($)	($)	($)	($)

Termination Without Cause by the Company or for Good Reason by the Executive

Christopher L. Harris	4,050,000	3,639,588	54,027	-	7,743,615
Michael S. Paquette	330,000	470,584	18,440	-	819,024
Thomas G.S. Busher	3,900,000	2,871,460	31,686	-	6,803,146

Termination Without Cause by the Company

William Pollett	133,900	-	-	-	133,900
Jonathan B. Kim	132,680	-	-	-	132,680

Non-Renewal of Current Service Agreement Followed by Removal From Board (Other Than for Cause)

Christopher L. Harris	1,977,750	3,639,588	-	-	5,617,338
Thomas G.S. Busher	1,904,500	2,871,460	-	-	4,775,960

Refusal/Revocation of Bermuda Work Permit

William Pollett	-	-	-	108,950	108,950
Jonathan B. Kim	-	-	-	94,340	94,340

In the event of termination of employment without cause by the Company or for good reason by the executive:

-    Messrs. Harris and Busher are entitled to: (i) the sum of their annual base salary plus annual target bonus for the greater of (a) two and (b) the remaining years (and fractions thereof) in their service agreement; (ii) an acceleration of the vesting of all their outstanding RSUs; and (iii) a three-year continuation of their current medical benefits at the Company’s expense; and

-    Mr. Paquette is entitled to a continuation of his base salary, LTIP vesting of certain of his outstanding awards and his current medical benefits at the Company’s expense for one year.

Good reason, in this instance, means, without the executive’s consent: (i) a decrease in the executive’s base salary or any material decrease in annual bonus opportunity; (ii) a material diminution in his authority, duties or responsibilities such that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; (iii) a relocation of the executive’s principal place of employment by more than 50 miles from the location at which he is then principally employed; or (iv) a material breach by the Company of the terms of his service agreement or of any outstanding award to the executive under the LTIP which the Company has failed to cure.

In the event of termination of employment without cause by the Company, Messrs. Pollett and Kim are entitled to six-months continuation of base salary.

In the event of non-renewal of the executive’s current service agreement followed by the executive being removed from the Board (other than for cause) Messrs. Harris and Busher are entitled to (i) one times the sum of their annual base salary plus their highest annual bonus paid in the three years preceding the year in which the non-renewal occurs; and (ii) an acceleration of the vesting of all their outstanding RSUs.

In the event of non-renewal of the executive’s current service agreement but the executive remains an active member of the Board:

-    Messrs. Harris and Busher are entitled to a continuation of their current medical benefits at the Company’s expense (representing a current annual value of $18,009 for Mr. Harris and $8,037 for Mr. Busher) and their ongoing service on the Board shall be considered continued employment for purposes of their outstanding LTIP awards.

In the event of refusal/revocation of Messrs. Pollett or Kim’s Bermuda work permit, they are entitled to a one-time payment of repatriation/relocation benefits.

Amounts Payable Upon Retirement

None of our Named Executive Officers are entitled to any retirement benefits beyond those generally provided to our salaried employees on a non-discriminatory basis upon retirement or upon non-renewal of their service agreements, with the exception of Messrs. Harris and Busher, who, if they remain an active member of the Board following retirement, are entitled to a continuation of their current medical benefits at the Company’s expense (representing a current annual value of $18,009 for Mr. Harris and $8,037 for Mr. Busher) and their ongoing service on the Board shall be considered continued employment for purposes of their outstanding LTIP awards.

Director Compensation

Each non-management director (other than the Chairman) receives the following cash compensation annually: (i) a retainer of $75,000; (ii) for the Chairmen of the Compensation and Finance Committees (Messrs. Davis and Heller, respectively), an additional annual fee of $25,000; (iii) for the Chairmen of the Audit and Underwriting Committees (Messrs. Collins and Winchester, respectively), an additional annual fee of $50,000; (iv) for all other members of the Audit and Underwriting Committees, an additional fee of $10,000; (v) for the Lead Director (Mr. Shettle), an additional fee of $25,000; and (vi) Board and Committee attendance fees of $2,000 per meeting. Directors who are members of our management team do not receive any additional compensation for services as a member of the Board or any committee of the Board.

In addition, each non-management director (other than the Chairman) is entitled to receive a one-time grant of 5,000 RSUs under the LTIP upon appointment to the Board. Messrs. Bruton and Burgi received their grants on May 19, 2010, and all other non-management directors received their grants on May 21, 2008. These RSUs vest ratably in equal tranches over a four-year period based on continuous service as a director and are payable only in Common Shares or in Common Shares net of applicable tax withholdings. Holders of RSUs are not entitled to voting rights but are entitled to receive payments equivalent to dividends declared on Common Shares.

As Chairman, Mr. Taylor is entitled to receive an annual retainer of $250,000. Unlike our other non-management directors, he does not receive any meeting fees or other cash compensation beyond his annual retainer. Subject to his continued service on our Board, Mr. Taylor continues to: (i) vest in all outstanding awards previously granted to him under the LTIP; and (ii) receive medical benefits at the Company’s expense.

Mr. Winchester also serves as a director of the Company’s wholly-owned subsidiary, MRUSHL, and receives an additional annual retainer of $10,000 for such services.

The following table summarizes the total compensation earned by the Company’s non-management directors during the year ended December 31, 2010:

					Change in
					Pension Value
					and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards (1)	Awards	Compensation	Earnings	Compensation (2)	Total
Director	($)	($)	($)	($)	($)	($)	($)

Class A Directors

Anthony Taylor	250,000	-	-	-	-	49,129	299,129
Allan W. Fulkerson (3)	64,077	-	-	-	-	338	64,415
Candace L. Straight	97,000	-	-	-	-	1,038	98,038
John D. Collins	141,615	-	-	-	-	1,038	142,653
John G. Bruton	68,308	80,550	-	-	-	1,400	150,258

Class B Directors

John F. Shettle Jr.	140,308	-	-	-	-	1,038	141,346
Morgan W. Davis	125,846	-	-	-	-	1,038	126,884
Wilbur L. Ross Jr. (3)	14,167	-	-	-	-	-	14,167
Heinrich Burgi	74,462	80,550	-	-	-	1,400	156,412

Class C Directors

Clement S. Dwyer Jr.	114,846	-	-	-	-	1,038	115,884
J. Roderick Heller III	122,000	-	-	-	-	1,038	123,038
Ian M. Winchester	167,000	-	-	-	-	11,038	178,038

(1)    Represents the grant date fair value of RSU awards made to Messrs. Bruton and Burgi during 2010 computed in accordance with FASB ASC Topic 718. As of December 31, 2010, Messrs. Bruton and Burgi each had 5,000 RSUs outstanding, Ms. Straight and Messrs. Collins, Shettle, Davis, Dwyer, Heller and Winchester each had 2,500 RSUs outstanding, Mr. Taylor had 71,186 RSUs outstanding and Messrs. Fulkerson and Ross each had zero RSUs outstanding.

(2)    Represents dividend equivalents earned on outstanding RSUs. For Mr. Taylor such amount also includes $12,037 in medical benefits. For Mr. Winchester such amount also includes $10,000 in fees for his services as a director of MRUSHL.

(3)    Mr. Ross resigned from the Board in March 2010 and Mr. Fulkerson (the former Chair of the Audit Committee) resigned from the Board in May 2010.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITOR

On March 2, 2011, upon recommendation of the Audit Committee, the Board unanimously selected, subject to approval of Shareholders, PricewaterhouseCoopers, an independent registered public accounting firm, to continue to serve as the Independent Auditor of the Company and its subsidiaries for the year ending December 31, 2011. In addition to this appointment, Shareholders are being asked to authorize the Board, acting by the Company’s Audit Committee, to set the remuneration for PricewaterhouseCoopers for the year ending December 31, 2011. PricewaterhouseCoopers has served as the Company’s Auditor since the Company’s inception.

A representative of PricewaterhouseCoopers is expected to be present at the 2011 Annual Meeting and will have the opportunity to make statements and to respond to appropriate questions.

Professional Fees Billed to the Company

The following table presents fees billed for professional services rendered by PricewaterhouseCoopers during 2010 and 2009. The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining its independence with respect to the Company and has determined that the provision of the specified non-audit services is consistent and compatible with PricewaterhouseCoopers maintaining its independence.

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the year, and, pursuant to this policy, the Audit Committee pre-approved all (100%) of such services for the year ended December 31, 2010. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined below, subject to the budget for each category. The Audit Committee Charter permits the Audit Committee to delegate authority to one or more members including the Chair, when appropriate, with respect to granting pre-approvals of audit and permitted non-audit services, provided that decisions of such members to grant pre-approvals must be presented to, and ratified by, the full Audit Committee at its next scheduled meeting.

	Year Ended December 31,
	2010	2009

Audit Fees (1)	$1,870,000	$1,901,391
Audit-Related Fees (2)	-	16,845
Tax Fees (3)	250,974	263,340
All Other Fees (4)	-	12,527
Total Fees	$2,120,974	$2,194,103

(1)    Represents professional services rendered in connection with: (i) the audit of the Company’s annual financial statements, including internal controls over its financial reporting, as set forth in its Annual Reports on Form 10-K; (ii) reviews of the Company’s quarterly financial statements, as set forth in its Quarterly Reports on Form 10-Q; (iii) audits of the Company’s subsidiaries that are required by statute or regulation; and (iv) services that only the Company’s independent registered public accounting firm reasonably can provide.

(2)    Represents audit-related work associated with the Company’s shelf registration on Form S-3, as filed with the SEC on June 11, 2009.

(3)    Represents tax compliance, tax advisory and tax planning services.

(4)    Represents regulatory consulting services regarding Solvency II.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2 CALLING FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2011, AND TO AUTHORIZE THE BOARD, ACTING BY THE COMPANY’S AUDIT COMMITTEE, TO SET THEIR REMUNERATION.

PROPOSAL 3

AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board seeks to maintain the highest corporate governance standards and recognizes the significant interest of Shareholders in executive compensation matters. In accordance with the requirements of Section 14A of the 1934 Act (which was added by Dodd-Frank) and the related rules of the SEC, we are providing Shareholders with an opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed beginning on page 19 of this Proxy Statement.

We believe that our compensation philosophy and framework for the Named Executive Officers is reflective of the Company’s financial results. Our executive compensation program is designed to attract, retain and motivate executives and professionals of the highest quality to perform at their highest level of effectiveness. Accordingly, these programs seek to reward the types of performance that increase shareholder value by linking executive compensation to the Company’s long-term strategic objectives, aligning executive officers’ interests with those of Shareholders and improving operational efficiency and risk management. To this end, a substantial portion of each executive’s total compensation is contingent, vests over several years and is delivered on a pay-for-performance basis. The appropriateness of our executive compensation programs was recognized when the Company was named one of the 100 most trustworthy publicly traded companies by Forbes Magazine and Audit Integrity in a survey that took into account several factors of strong corporate governance, including executive compensation practices.

Specifically, our executive compensation policy includes the following features:

•

Review by Independent Directors. All compensation-related decisions with respect to our Named Executive Officers are reviewed by the Compensation Committee, which is composed solely of independent, non-management directors, and are also approved by the other independent, non-management members of the Board.

•

Emphasis on Performance-Based Compensation. We guarantee a small portion of the overall target compensation for our Named Executive Officers while providing a much larger portion in the form of contingent, incentive-based compensation that is linked to the Company’s annual financial results.

•

Avoidance of Problematic Pay Practices. We have generally avoided pay practices that might be considered problematic, such as providing tax gross-ups and guaranteed minimum or discretionary bonuses (although, in light of the Company’s business and the potential for unforeseen catastrophic events to disrupt the Company’s performance, the Compensation Committee retains the discretion to implement guaranteed minimum or discretionary bonuses if necessary). In addition, change in control benefits payable under the Company’s Severance Plan and LTIP have “double trigger” vesting conditions, meaning that they vest in connection with a change in control only if the executive officer also experiences a qualifying termination.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

THE BOARD RECOMMENDS VOTING “FOR” THE FOLLOWING RESOLUTION:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL 4

AN ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY
VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to recent amendments to Section 14A of the 1934 Act (which was added by Dodd-Frank), the Company is required to obtain a shareholder advisory vote as to how often we should include a proposal similar to Proposal 3 in this Proxy Statement, asking for an advisory vote approving the compensation paid to our Named Executive Officers.  Therefore, we are asking Shareholders to express their preference as to whether the Company should include an advisory vote approving the compensation of our Named Executive Officers every year, every two years or every three years. Shareholders may also, if they wish, abstain from casting a vote on this proposal. In considering their vote, Shareholders may wish to carefully review the information presented in connection with Proposal 3 on page 39 of this Proxy Statement and the information regarding the compensation of our Named Executive Officers as disclosed beginning on page 19 of this Proxy Statement. While the Board intends to carefully consider the shareholder vote resulting from this proposal, this is an advisory vote which will not be binding on the Board.

After careful consideration of the frequency alternatives, the Board recommends that you vote to hold an advisory vote on executive compensation every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance and incentivize performance over a multi-year period, holding an annual advisory vote on executive compensation will provide the Company with more direct and immediate shareholder feedback on the compensation paid to our Named Executive Officers.

Required Vote

An approval of any matter presented to Shareholders typically requires the affirmative vote of a majority of the voting rights attached to the Common Shares voted, subject to Bye-law 51, provided a quorum is present. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by Shareholders.

The proxy card provides Shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining), and therefore, Shareholders will not be voting to approve or disapprove the Board’s recommendation.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE OPTION OF “ONE YEAR” AS THE FUTURE FREQUENCY WITH WHICH SHAREHOLDERS WILL BE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR an annual advisory vote on the compensation of our Named Executive Officers.

OTHER MATTERS

Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of 2011 Annual General Meeting of Shareholders and this Proxy Statement. If any other business should come properly before the meeting, or any adjournment thereof, the proxyholders will vote on such matters at their discretion.

Presentation of Financial Statements

In accordance with the Companies Act 1981 of Bermuda and Bye-Law 76 of the Company, the Company’s financial statements for the year ended December 31, 2010 will be presented at the 2011 Annual Meeting. The Board has approved these statements. There is no requirement under Bermuda law that these statements be approved by Shareholders, and no such approval will be sought at the meeting.

Householding

Unless it has received contrary instructions, the Company may send a single copy of this Proxy Statement to any household at which two or more Shareholders reside if the Company believes the Shareholders are members of the same family. Each Shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Company’s expenses.

If you would like to receive your own proxy, follow the instructions described below. Similarly, if you share an address with another Shareholder and together both of you would like to receive only a single proxy, follow these instructions: If your Common Shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A. at (781) 575-2879, P.O. Box 43078, Providence, RI 02940-3078 (by mail) or 250 Royall Street, Canton, MA 02021 (by courier, overnight mail or registered mail). For more information, go to http://www.computershare.com. If a bank, broker or other nominee holds your Common Shares, please contact your bank, broker or other nominee directly.

Other Information

We have filed the required certifications under Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosures as Exhibits 31.1 and 31.2 to the 2010 10-K.

Following our 2010 Annual Meeting of Shareholders, we promptly filed with the NYSE the CEO certification regarding the Company’s compliance with the NYSE corporate governance listing standards as required by NYSE Rule 303A.12(a).

2012 SHAREHOLDER PROPOSALS

To be considered for inclusion in the Proxy Statement relating to the 2012 Annual General Meeting of Shareholders, Shareholder proposals must be received by the Company no later than December 1, 2011, unless the Company changes the date of the 2012 Annual General Meeting of Shareholders by more than thirty days from the date of this year’s meeting, in which case the Company will provide a revised deadline in one of the Company’s 2011 Quarterly Reports on Form 10-Q. If a Shareholder proposal is introduced at the 2012 Annual General Meeting of Shareholders without any discussion of the proposal in the Company’s Proxy Statement and the Shareholder does not notify the Company by February 23, 2012 as required by Rule 14a-4(c)(1) of the 1934 Act of the intent to raise such proposal at the Annual General Meeting, then such proxies received by the Company for the 2012 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

By Order of the Board,

Jonathan B. Kim
Secretary

Pembroke, Bermuda
March 25, 2011

The 2010 Annual Report to Shareholders of the Company, including our financial statements for the year ended December 31, 2010, is being mailed concurrently with this Proxy Statement. The 2010 Annual Report does not form any part of the material for the solicitation of proxies. Upon written request of a Shareholder, we will furnish, without charge, a copy of the 2010 10-K, as filed with the SEC. If you would like a copy of this report, please contact Montpelier Re Holdings Ltd., Montpelier House, 94 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Corporate Affairs Manager. The Company’s Proxy Statement, 2010 Annual Report and other proxy materials are also available at https://materials.proxyvote.com/G62185, http://www.sec.gov and http://www.montpelierre.bm. Information contained on such websites is not incorporated in this Proxy Statement.

Appendix A

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I. Introduction

For a director to be considered “independent” under the New York Stock Exchange (“NYSE”) rules, the Board of Directors of the Company must determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). These Standards have been established in order to assist the Board in determining director independence and may be amended by the Board from time to time. These standards shall be interpreted in a manner consistent with the NYSE rules.

In order to be considered independent, a director of the Company must meet all of the following Categorical Standards for Director Independence.

II. Definitions

References to the “Company” include any parent or subsidiary in a consolidated group with the Company.

The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions required herein, individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, need not be considered.

III. Employment Relationships

(1)         A director is not independent if the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. Employment as an interim Executive Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(2)         A director is not independent if: (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

IV. Compensation Relationships

(1)         A director is not independent if the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Executive Chairman or CEO or other executive officer need not be considered in determining independence under this test.

(2)         A director is not independent if the director has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

V.   Commercial and Charitable Relationships

(1)         A director is not independent if the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues as reported for its last completed fiscal year.

(2)         A director is not independent if the director is an executive officer, director or trustee of a charitable organization that received contributions from the Company in an amount which, in any single fiscal year within the preceding three years, exceeded the greater of $1 million or 2% of such charitable organization’s total charitable receipts as reported for the last completed fiscal year; provided, however, that the Board may determine such relationships not to be material or otherwise consistent with a director’s independence. Note that the Company’s automatic matching of employee charitable contributions will not be included in the amount of the Company’s contributions for the purposes of this paragraph.

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VI. Interlocking Directorates

A director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

VII. Other Relationships

(1)         Being a director, executive officer or employee, or having an immediate family member who is a director, executive officer or employee, of a company that purchases insurance, reinsurance or other services or products from the Company, by itself, does not bar a determination that the director is independent if the payments made to the Company for such products or services are made in the ordinary course of business on an arms-length basis.

(2)         For relationships not specifically mentioned above, the determination of whether a director has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), and therefore would not be independent, will be made by the Board of Directors after taking into account all relevant facts and circumstances. For purposes of these standards, a director who is solely a director and/or a non-controlling shareholder of another company that has a relationship with the Company will not be considered to have a material relationship based solely on such relationship that would impair such director’s independence.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01AUBB 1 U PX + General Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote “FOR” all nominees, “FOR” Proposals 2 and 3 and every 1 YR for Proposal 4. 1. To fix the number of directors of the Company at twelve and to elect four Class C directors to the Company’s Board of Directors for a term ending in 2014. 01 - Clement S. Dwyer, Jr. 03 - J. Roderick Heller III 02 - Christopher L. Harris 04 - Ian M. Winchester For Against Abstain For Against Abstain For Against Abstain For Against Abstain 5. To consider such other business as may properly come before the 2011 Annual Meeting or any adjournments thereof. 1 Yr 2 Yrs 3 Yrs Abstain 2. To appoint PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s independent auditor for 2011 and to authorize the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration. 4. Advisory vote on the frequency of an advisory vote to approve executive compensation. 3. Advisory vote to approve executive compensation. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. ANNUAL GENERAL MEETING INFORMATION MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM 1 1 0 8 3 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 1234 5678 9012 345 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 18, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/mrh • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 18, 2011 The undersigned appoints Thomas G.S. Busher or failing him any other officer of Montpelier Re Holdings Ltd. as proxy, to vote on behalf of the undersigned, all Common Shares of the undersigned at the 2011 Annual Meeting to be held May 18, 2011, and at any adjournment thereof, subject to any directions indicated on the reverse side. Your vote is important! Please complete, date, sign and return this form to Proxy Services, c/o Computershare, P.O. Box 43102, Providence, RI 02940-5068 in the accompanying envelope, which does not require postage if mailed in the United States. This proxy when properly signed will be voted in accordance with the instructions, if any, given hereon. If this form of proxy is properly signed and returned but no direction is given, the proxy will be voted FOR all nominees in proposal 1, FOR proposals 2 and 3, and 1 YR for proposal 4, in each case listed on the reverse side and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the 2011 Annual Meeting. . Proxy — MONTPELIER RE HOLDINGS LTD. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.